SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RED LION HOTELS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 20, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Red Lion Hotels Corporation at 9:00 a.m. MDT on Thursday, May 25, 2017. The meeting will be held at the RLHC Design Center, 1550 Market Street, Suite 500, Denver, Colorado, 80202.

The accompanying Notice of 2017 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting by written proxy will ensure your shares are represented at the meeting.

Sincerely,

Robert G. Wolfe
Chairman of the Board

IMPORTANT

A proxy statement and proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

RED LION HOTELS CORPORATION

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2017

To the Shareholders of Red Lion Hotels Corporation:

The 2017 Annual Meeting of Shareholders of Red Lion Hotels Corporation will be held at 9:00 a.m. MDT on Thursday, May 25, 2017 at the RLHC Design Center, 1550 Market Street, Suite 500, Denver, Colorado, 80202, for the following purposes:

(1)	Election of nine individuals to the Board of Directors;

(2)	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2017;

(3)	Approval of the 2017 RLHC Executive Officers Bonus Plan;

(4)	Advisory (non-binding) vote on executive compensation;

(5)	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation;

(6)	Approval of the First Amendment to 2015 Stock Incentive Plan;

(7)	Approval of the Second Amendment to 2008 Employee Stock Purchase Plan; and

(8)	Transaction of such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed March 31, 2017 as the record date for the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the proxy card or the information provided by your bank, broker or other holder of record. Even if you vote your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a bank, broker or other holder of record and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the bank, broker or other holder of record.

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary

Spokane, Washington

April 20, 2017

The 2016 Annual Report of Red Lion Hotels Corporation accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 25, 2017:

The Notice of Meeting, Proxy Statement, Proxy Card and 2016 Annual Report

are available at http://investor.shareholder.com/rlhcorp/annuals-proxies.cfm.

(continued)

ii

RED LION HOTELS CORPORATION

201 West North River Drive, Suite 100

Spokane, Washington 99201

2017 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Red Lion Hotels Corporation, a Washington corporation, for use at the 2017 Annual Meeting of Shareholders to be held at 9:00 a.m. MDT on Thursday, May 25, 2017, and at any adjournments thereof. The meeting will be held at the RLHC Design Center, 1550 Market Street, Suite 500, Denver, Colorado, 80202.

Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement and the accompanying proxy card are first being mailed on or about April 20, 2017 to all shareholders entitled to vote at the meeting.

Who Can Vote

You are entitled to vote at the meeting if you were a holder of record of our common stock, $.01 par value, at the close of business on March 31, 2017. Your shares may be voted at the meeting only if you are present in person or represented by a valid proxy.

For the ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the meeting, at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201. This list will also be available at the meeting.

Shares Outstanding and Quorum

At the close of business on March 31, 2017, there were 23,525,123 shares of our common stock outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) “FOR” election of the nine director nominees named below; (ii) “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2017; (iii) “FOR” approval of the 2017 RLHC Executive Officers Bonus Plan; (iv) “FOR” approval, on an advisory basis, of the compensation of our named executive officers; (v) “FOR” an annual advisory vote on executive compensation; (vi) “FOR” the approval of the First Amendment to 2015 Stock Incentive Plan; and (vii) “FOR” the approval of the Second Amendment to 2008 Employee Stock Purchase Plan. If one or more of the director nominees should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies may be voted in favor of the election of a substitute nominee or nominees proposed by the Board.

The proxy holders named in the enclosed proxy are authorized to vote in their discretion on any other matters that may properly come before the meeting or any adjournments thereof. At the time this proxy statement went to press, management was not aware of any matter that may properly be presented for action at the meeting other than those described in this proxy statement. In addition, no shareholder proposal or director nomination was received on a timely basis, so no such other matters may be brought to a vote at the meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. Shareholders of record may revoke a proxy by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other holder of record, you may change your vote by submitting new voting instructions to that holder of record. Please note that if your shares are held of record by a broker, bank or other holder of record and you decide to attend the meeting, you may vote at the meeting only if you present a legal proxy issued in your name from that holder of record.

Voting of Shares

Shareholders of record as of the close of business on March 31, 2017 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other holder of record, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies that are received before the polls are closed at the meeting and are not revoked or superseded will be voted at the meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the meeting but not voting, shares represented by proxies that reflect abstentions on one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Abstentions on any of the proposals under consideration at the annual meeting will not count as votes “cast”. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have (or elects not to exercise) discretionary authority to vote the shares without such instructions. The effect of abstentions and broker non-votes on each of the proposals on the agenda for the annual meeting is discussed below in the sections discussing those proposals.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. We will also furnish copies of the proxy materials to banks, brokers and other holders of record holding in their names shares of our common stock that are beneficially owned by others, so that the proxy materials can be forwarded to those beneficial owners. We will reimburse these banks, brokers and other holders of record for costs incurred in forwarding the proxy materials to the beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our Articles of Incorporation and By-Laws, the Board consists of from three to 13 directors, as determined from time to time by resolution of the Board. The number of directors that currently constitutes the Board is ten. Current director Melvin Keating is not standing for re-election, and his term will end at our 2017 Annual Meeting of Shareholders. We thank Mr. Keating for his service to our corporation and our shareholders. After the annual meeting, the Board will reduce the number of directors that constitute the board to nine.

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the annual meeting existing directors Raymond R. Brandstrom, James P. Evans, Enrico Marini Fichera, Gregory T. Mount, Michael Vernon, Alexander Washburn, Robert G. Wolfe, Bonny W. Simi and Joseph B. Megibow, each to hold office for a term expiring at next year’s annual meeting.

Voting for Directors

Each share of common stock is entitled to one vote for each of the nine nominees. Cumulative voting is not permitted. With respect to each nominee, shares may be voted “FOR”, “AGAINST” or “ABSTAIN”. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the nine nominees. If any nominee should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

We have adopted majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the Board will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of the following:

•	90 days after the voting results of the election are determined;

•	the date on which the Board selects another individual to fill the position; or

•	the effective date of the director’s resignation.

The following will not be considered votes cast and will not count towards the election of any director nominee:

•	a share whose ballot is marked as abstain;

•	a share otherwise present at the meeting but for which there is an abstention;

•	a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction; and

•	broker non-votes.

Because an abstention from voting for a nominee is not treated as a vote cast, it will have no effect on the election of the nominee. Brokers do not have discretionary authority to vote in the election of directors. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote in the election, the broker will submit a non-vote. Because a broker non-vote is not treated as a vote cast, it will have no effect on the election of the nominee.

Set forth below is biographical information for each nominee. There are no family relationships among any of the nominees or among any of the nominees and our executive officers.

Nominees for Election at the Annual Meeting

Raymond R. Brandstrom, age 64, has been a director since November 2009. Since January 2013, he has been an employee of Columbia Pacific Management, Inc., a company that has some common ownership with Columbia Pacific Opportunity Fund, LP, one of our major shareholders. From January 2010 until December 2012, Mr. Brandstrom’s primary occupation was as an advisor to Emeritus Corporation. Mr. Brandstrom was one of Emeritus’s founders and served on its board of directors from its inception in 1993 until May 2013. From September 2007 to December 2009, he served as its Executive Vice President—Finance, Secretary and Chief Financial Officer. He had previously served at Emeritus in various capacities, including as its President and Chief Operating Officer. Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc. From May 1992 to May 1997, Mr. Brandstrom also served as Vice President and Treasurer of Columbia Winery, a company that is engaged in the production and sale of table wines. Mr. Brandstrom adds outstanding operational and financial acumen to the Board, as well as years of experience in real estate development and as a public company director and chief financial officer.

James P. Evans, age 70, has been a director since December 2012. Mr. Evans served as our Interim President and Chief Executive Officer from August 2013 to January 2014. From 2011 to 2012, he served as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the United States as the world’s premier travel destination. He previously served as the Chief Executive Officer of Ardent Hotel Advisors from 2005 to 2011, as Chief Executive Officer of Jenny Craig, Inc. from 2003 to 2005 and as Chief Executive Officer of Best Western International, Inc. from 1998 to 2002. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts. Mr. Evans brings nearly 40 years of hospitality, hotel and brand management expertise to the Board.

Enrico Marini Fichera, age 48, has been a director since June 2015. The Board appointed him as a director, and has nominated him for reelection at the meeting, as required by the terms of an Investor Agreement that we entered into on June 15, 2015, with HNA RLH Investments LLC (the “Investor”), a Delaware limited liability company that is a wholly owned, indirect subsidiary of HNA Group Co., Limited (“HNA”), and with its affiliate, HNA Investment Management LLC, a Delaware limited liability company, in connection with the Investor’s purchase on that date of 2,987,343 shares of our common stock from Columbia Pacific Opportunity Fund, LP.

Mr. Marini Fichera has served as the Head of Investments for HNA Group North America LLC, an HNA company, since October 2014. From August 2008 to September 2014, he was the Senior Portfolio Manager and Principal at CHF Investment Management L.P. (“CHF”), a Beijing-based US $250 million growth capital fund. Mr. Marini Fichera has been involved in China since 2005 and has over 15 years of information technology, financial services, media, telecom, consumer & retail, industrials, energy (including clean energy) and infrastructure experience. He has worked on various private equity investments and M&A transactions with a total value greater than $30 billion. Prior to joining CHF, he worked for Deutsche Bank Securities Inc., Morgan Joseph & Co., Capital IQ Inc. (one of the original members that developed Capital IQ Inc.), Warburg Dillon Read (now UBS), and Lazard Frères & Co. Mr. Marini Fichera received an M.B.A. in Finance from New York University’s Stern School of Business and B.S. degrees in Mechanical Engineering and Mathematics from Columbia University.

Joseph B. Megibow, age 48, has been at the forefront of the commercial internet and e-commerce since the early 1990s, and brings 25 years of experience in technology and business. Mr. Megibow currently serves as a board advisor to Joyus, Inc. an online retailer, Clicktale, Ltd., a customer experience platform and Digital Mortar, an in-store analytics platform. Most recently, Mr. Megibow served as President at Joyus. From 2012 to 2015, he served as SVP/Chief Digital Officer at American Eagle Outfitters (AEO), where he had responsibility for the direct businesses, omni-channel technology, digital marketing, analytics, and customer service. Prior to AEO,

Mr. Megibow worked for six years at Expedia, Inc. in a series of roles culminating as VP and GM of Expedia.com, where he had responsibility for marketing, merchandising, and operations in the United States. During this time, he launched Expedia’s mobile business and was named Chairman of Mobiata, an Expedia, Inc. company. In 2000, Mr. Megibow was an original employee of TeaLeaf Technology, now an IBM company. He has also held roles at Ernst & Young Management Consulting and EDS in their Advanced Technology Group. Mr. Megibow was recognized in 2011 as Practitioner of the Year by the Digital Analytics Association and is now Director Emeritus after serving 4 years on the DAA Board. He received an MBA from the University of Chicago Booth School of Business and a BS in Electrical Engineering from Cornell University.

Gregory T. Mount, age 56, has been a director since November 2014. Mr. Mount joined our company as President and Chief Executive Officer in January 2014. From November 2009 to January 2014, he served as President of Richfield Hospitality, Inc., a hotel management company based in Denver, Colorado. From January 2007 to November 2009, he served as a Senior Vice President of Acquisitions at Sage Hospitality Resources, LLC, a hotel management, investment and development company. From 1998 to 2006, Mr. Mount held various senior development and operations positions with Starwood Hotels & Resorts Worldwide, Inc. From 1990 to 1998, he served in several management positions at Interstate Hotels & Resorts, Inc. From 1982 to 1990, he worked in various operational roles at Marriott International, Inc. In early 2011, a staffing services company operated by Mr. Mount’s wife filed a petition for reorganization under federal bankruptcy laws. That case was administratively consolidated with a second reorganization case filed by the Mounts, who had personally guaranteed the commercial loan used to acquire the company. A joint plan of reorganization was confirmed in the fall of 2011, and in 2012 orders were entered finding both cases fully administered and discharging the individual debtors.

Bonny W. Simi, age 55, brings more than 25 years of operations, human resources and technology experience to the Board. Ms. Simi is currently President of JetBlue Technology Ventures, the venture capital subsidiary of JetBlue Airways, and Vice President Technology Innovations at JetBlue Airways. From 2011 to 2015, she was Vice President of Talent for the airline, overseeing talent acquisition, performance management, succession planning, people analytics and organizational development. She has been employed at JetBlue Airways since 2003, and has also held operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations. Prior to JetBlue, she was an airline pilot at United Airlines from 1990 to 2003. Ms. Simi is also a three time Olympic athlete in the sport of luge (1984, 1988 and 1992), served on the Board of Directors for the U.S. Olympic Committee from 1984 to 1996, and was a network commentator in the 1994, 1998 and 2002 Olympics. She has an undergraduate degree in Communications from Stanford University, a MS in management from the Stanford Graduate School of Business and a MS in Management Science and Engineering from the Stanford Engineering School. She also has a MS in Management and Human Resources from Regis University.

Michael Vernon, age 70, has been a director since December 2012. Mr. Vernon served as the Chief Financial Officer of Zulily, Inc. from 2011 to 2012. He served as Chief Financial Officer of Big Fish Games, Inc. from 2009 to 2011, as Chief Financial Officer of Zumobi, Inc. from 2007 to 2008 and as Chief Financial Officer of aQuantive, Inc. from 2000 to 2006. Prior to these roles, Mr. Vernon was the Chief Financial Officer and Chief Operating Officer at Park Plaza International, where he helped the company transform from a franchisor into a manager of high-end hotels. From 1995 to 1997, he was the Chief Financial Officer of Red Lion Hotels, Inc. Mr. Vernon brings more than 25 years of domestic and international experience in corporate finance, M&A, investor communications, and strategic development to the Board.

Alexander Washburn, age 47, is a managing member and co-founder of Columbia Pacific Advisors LLC. He has been involved in all phases of the firm’s development since its founding in 2006 and sits on each of the firm’s investment committees. Prior to founding Columbia Pacific Advisors, Mr. Washburn was a partner and portfolio manager at Summit Capital Management, a Northwest-based multi-strategy investment manager. He is a director of Wireless Matrix, Winemakers Investment Properties, Freehold Corporation, SST Group, and Northeast Wireless Networks. He is also a trustee and member of the Board of Directors of the Seattle Aquarium. Mr. Washburn holds a B.A. from the University of Washington with a concentration in Finance.

Robert G. Wolfe, age 60, has been a director since December 2012 and has served as Chairman of the Board since May 2015. Mr. Wolfe brings more than 30 years of experience in investment banking, finance and investment management to the Board, including significant executive management and director-level experience. Since 2008, Mr. Wolfe’s primary activity has been to serve as president of Windy Point, LLC, a private investment firm. From 2002 to 2008, he was a partner at Northwest Venture Associates, a venture capital fund that invested exclusively in companies based in the Pacific Northwest (“NWVA”). Northwest Venture Partners III, L.P. (NVP III), one of the venture capital funds managed by NWVA, was a small business investment company administered by the U.S. Small Business Administration (SBA). Mr. Wolfe was an investor in the limited liability company that owned the general partner of NVP III. Due to the recession in 2008 and other factors, the SBA elected to exercise rights that resulted in the assets of NVP III being placed in receivership in June 2009. From 1999 to 2002, Mr. Wolfe was President and Chief Operating Officer of Toronto-based GT Group Telecom, which was Canada’s largest independent local exchange carrier. Mr. Wolfe has significant experience in finance and investment banking, including working at Goldman Sachs from 1987 to 1995. He also serves as a director of Darigold, Inc. and Symetra Financial Corporation, as well as an owner and Managing Member of Phillips Real Estate Services, LLC.

The Board recommends a vote “FOR” each of the nine nominees.

Director and Director Nominee Qualifications; Diversity

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our company’s business and business goals. The committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. While we do not have a formal policy governing how diversity is considered, the committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, by reviewing the diversity of the entire Board. The committee construes Board diversity broadly to include many factors. As a result, the committee strives to ensure that our Board is composed of individuals with a variety of different opinions, perspectives, personal, professional and industry experience, backgrounds, skills and expertise.

In addition to the qualities described previously in the individual biographies, the following matrix summarizes the skills and attributes of our director nominees for 2017 that we believe are essential to our business:

	Raymond Brandstrom	James Evans	Enrico Marini Fichera	Joseph Megibow	Gregory Mount	Bonny Simi	Michael Vernon	Alexander Washburn	Robert Wolfe
Senior leadership/ CEO/COO experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business development experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/CFO	✓		✓	✓			✓		✓
Outside public board experience	✓		✓					✓	✓
Independence	✓	✓	✓	✓		✓	✓	✓	✓
Hotel and travel industry experience		✓		✓	✓	✓	✓	✓	✓
Marketing/sales expertise		✓		✓	✓		✓
Government expertise		✓							✓
Mergers & acquisitions and investment experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demonstrated integrity- personal and professional	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real estate expertise	✓		✓		✓		✓	✓	✓
Franchising expertise		✓	✓		✓		✓
Digital marketing and analytics expertise				✓	✓
Technology expertise			✓	✓	✓	✓	✓

We have concluded that all of our director nominees have the skills, experience, knowledge and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our company. We believe that the diverse backgrounds of these nominees will ensure that we have a Board that has a broad range of industry-related knowledge, experience and business acumen.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2017 and has further directed that this selection be submitted for ratification by our shareholders at the annual meeting. BDO USA, LLP has audited our financial statements since 2001. Representatives of the firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the selection of the firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Each share of common stock is entitled to one vote on the proposal to ratify the selection of BDO USA, LLP and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers will have discretionary authority to vote on Proposal 2. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, we anticipate that the broker will vote “FOR” this proposal. Therefore, there should be no broker non-votes on this proposal.

Proposal 2 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” ratification of the selection of BDO USA, LLP.

PROPOSAL 3

APPROVAL OF THE 2017 RLHC EXECUTIVE OFFICERS BONUS PLAN

We are asking our shareholders to approve the 2017 RLHC Executive Officers Bonus Plan, which is intended to increase shareholder value and the success of our company by motivating eligible executives to exceed performance expectations in support of the our business objectives in order to be eligible to earn a cash bonus. If the plan is approved by our shareholders, that approval should permit us to receive a full federal income tax deduction for compensation (if any) paid under the plan that qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our Compensation Committee approved the plan on March 28, 2017, subject to the approval of our shareholders at the annual meeting. Our Board unanimously recommends that our shareholders approve the plan.

Shareholder approval is not required for our company to be able to offer bonuses or other cash incentives to its employees. However, under Section 162(m), our company may not receive a federal income tax deduction for compensation (including bonuses) paid to our President and Chief Executive Officer, or CEO, or any of our next three most highly compensated executive officers other than our chief financial officer) to the extent that any of these persons receives total compensation of more than $1 million in any one year. Notwithstanding that general rule, if the compensation qualifies as “performance-based” under Section 162(m), we may be eligible to receive a full federal income tax deduction for the compensation, even if total compensation to an affected executive otherwise is more than $1 million during a single year. The plan allows us to pay cash incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible for federal income tax purposes under current law. In order for the potential cash compensation to qualify as performance-based, the plan under which the compensation is paid must (among other things) be approved by shareholders. Therefore, we are asking shareholders to approve the 2017 RLHC Executive Officers Bonus Plan at the annual meeting. If shareholders do not approve the plan, it will be terminated. However, if that happens, we may choose to pay bonuses or other incentives outside of the plan, which payments, if any, may not be deductible.

A copy of the 2017 RLHC Executive Officers Bonus Plan is attached to this Proxy Statement as Appendix C. The following summarizes the terms of the plan and does not purport to be fully descriptive. Please refer to Appendix C for more detailed information about the plan. The statements made in this Proxy Statement regarding the plan should be read in conjunction with and are qualified in their entirety by reference to the complete terms of the plan.

Purpose

The purpose of the 2017 RLHC Executive Officers Bonus Plan is to increase shareholder value and the success of our company by motivating eligible executives to exceed performance expectations in support of our business objectives. The plan provides executives with the ability to earn cash incentive awards for the achievement of goals relating to the performance of our company, its departments and the individual executives.

Eligibility to Participate

Our CEO, CFO and the individuals who were executive vice presidents of our company at the beginning of 2017 are the only persons eligible to participant in the plan.

Eligible Employees; Target Bonus and Maximum Bonus

The plan provides for potential bonuses for our CEO, CFO and our executive vice presidents. The target bonuses under the plan (“Target Bonuses”) are 100% of 2017 base salary for our CEO, 70% of 2017 base salary for our CFO and 50% of 2017 base salary for each of the other executives. The maximum bonuses (“Maximum Bonuses”) under the plan are 160% of 2017 base salary for our CEO, 112% of 2017 base salary for our CFO and 80% of 2017 base salary for each of the other executives.

Plan Components

Bonuses under the plan will be based on the following three performance goals:

•	Achievement of at least 87.8% of our 2017 targeted adjusted earnings before interest, taxes, depreciation and amortization (“Targeted Adjusted EBITDA”);

•

Achievement of one or more department goals based on applicable division or department performance such as gross operating profit; revenues from group business; RevPar growth; increase in RevPar index; improvement in customer service competitive quality index; associate engagement; and addition of franchised and managed hotels to RLHC’s system of hotels; and

•	Achievement of one or more individual goals such as execution of growth initiatives or other corporate strategic goals and/or personal development.

Bonus Calculation

To determine bonuses under the plan, the EBITDA goal will be weighted 80% and each of the other two goals will be weighted 20% in the aggregate. No bonus will be payable under the plan unless the ratio (“EBITDA Goal Achievement”) of (i) our actual adjusted EBITDA for 2017, to (ii) Targeted Adjusted EBITDA exceeds 87.8%.

The EBITDA Goal Achievement percentage will determine the tentative payouts, if any, to which the participants are entitled, as set forth in or determined from the following applicable table:

	EBITDA Goal Achievement	Target Multiplier(1)	Tentative EVP Payout: % of base salary(2)	Tentative CFO Payout: % of base salary(2)	Tentative CEO Payout: % of base salary(2)
Maximum	120%	160%	80%	112%	160%
	115%	145%	72.5%	101.5%	145%
	110%	130%	65%	91%	130%
	105%	115%	57.5%	80.5%	115%
Target	100%	100%	50%	70%	100%
	97.85%	93.55	46.775%	65.485	93.55%
	95.70%	87.10%	43.55%	60.97%	87.10%
	93.55%	80.65%	40.325%	56.455%	80.65%
Budget	91.4%	74.2%	37.1%	51.94%	74.2%
	90.2%	57.8%	28.9%	40.46	57.8%
	89.0%	41.4%	20.7%	28.98	41.4%
Threshold	87.8%	25%	12.5%	17.5%	25%

(1)	The Target Multiplier and tentative payout percentages will be linearly interpolated for EBITDA Goal Achievement percentages that are between any two percentages shown in the table.
(2)	If a participant achieves both his department and individual goals, he will be entitled to a payout (“Full Payout”) equal to the percentage of base salary set forth in the table above for the EBITDA Goal Achievement percentage met. If the participant achieves less than all of his department and individual goals, he will be entitled to between 80% and 99% of the Full Payout shown above. If the participant achieves neither his department nor his individual goals, then he will be entitled to 80% of the Full Payout shown above.

Any payments due under the plan will be made to participants as soon as administratively possible following the end of 2017. A participant must be employed by us at the time of payment in order to receive a payout. All payments under the plan are subject to previous approval by the Compensation Committee. Bonuses otherwise payable under the plan may be deferred, partially paid or withheld in their entirety if the Compensation Committee determines that to be in the best interests of our company.

The plan provides that a participant who receives a bonus under the plan will be required to repay the bonus to the extent required by (i) any “clawback” or recoupment policy adopted by our company to comply with the requirements of any applicable laws, rules or regulations, or (ii) any applicable law, rule or regulation that imposes mandatory recoupment.

The Compensation Committee also may choose to pay bonuses or other compensation to plan participants outside of the 2017 RLHC Executive Officers Bonus Plan on terms established by the Compensation Committee from time to time. Any such bonuses or other compensation may not qualify as performance-based under Section 162(m).

Administration

Our Compensation Committee will administer the 2017 RLHC Executive Officers Bonus Plan with the assistance of our Director of Compensation and Benefits, our Executive Vice President, Human Resources, and our Chief Financial Officer.

Tax Effects of the Plan

The 2017 RLHC Executive Officers Bonus Plan is intended to permit the payment of bonuses that qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), our company may not receive a federal income tax deduction for compensation paid to our CEO, or any of our next three most highly compensated executive officers other than our chief financial officer, to the extent that any of these persons receives more than $1 million in any one year. However, “performance-based” compensation that qualifies under Section 162(m) is exempt from this $1 million limitation. The plan allows us to pay cash incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on our company’s federal income tax return (subject to future changes in tax laws and other circumstances). We also may choose to pay other or additional compensation outside of the plan that is not intended to qualify as performance-based compensation (and that, therefore, may not be tax deductible for our company). For example, base salaries do not qualify as performance-based compensation and any bonuses paid outside of the plan likely would not qualify as performance-based compensation.

Amendment and Termination of the Plan

The Compensation Committee has the right to cancel, change, modify or interpret any and all provisions of the plan at any time without notice.

Bonuses Paid to Certain Individuals and Groups

Awards, if any, under the plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. The following table sets forth the Target Bonus and Maximum Bonus potentially payable to each of the participants based upon existing 2017 base salaries:

2017 RLHC Executive Officers Bonus Plan

Name and Position	Target Bonus ($)(1)	Maximum Bonus ($)(1)
Gregory T. Mount President and Chief Executive Officer	530,000	848,000
William J. Linehan Executive Vice President, Chief Marketing Officer	168,500	269,600
Thomas L. McKeirnan Executive Vice President, General Counsel and Corporate Secretary	153,500	245,600
Harry G. Sladich Executive Vice President, Hotel Operations and Sales	129,500	207,200
Douglas L. Ludwig, Executive Vice President, Chief Financial Officer (2)	195,616	312,986
All executive officers, as a group (8 persons) (3)(4)	1,658,616	2,653,786
Non-Executive Director Group (4)	—	—
Non-Executive Officer Employee Group (4)	—	—

(1)	Bonus amounts in the table are calculated by reference to the current annual base salaries of the participants. Actual bonus amounts will be calculated by reference to the annual base salaries in effect on December 31, 2017.

(2)	On April 3, 2017, Douglas L. Ludwig began serving as our new Executive Vice President, Chief Financial Officer. Mr. Ludwig is eligible to participate in the plan on a pro-rated basis for the portion of the fiscal year Mr. Ludwig was employed by our company.
(3)	As interim Chief Financial Officer, Mr. Wright was not eligible to participate in the plan.
(4)	The individuals in these groups are not eligible to participate in the plan.

Vote Required

Each share of common stock is entitled to one vote on Proposal 3 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 3. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” approval of the 2017 RLHC Executive Officers Bonus Plan.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, to approve on an advisory basis the executive compensation of our named executive officers. The text of the resolution is as follows:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation”.

As described in this proxy statement under Compensation Discussion and Analysis, our compensation program is designed to focus executives on the achievement of specific annual and long-term goals. We structure the goals to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value.

The following features of the compensation structure reflect this approach:

•	Our executive compensation program has both short- and long-term components.

•	The annual cash incentive component focuses on one or more specific performance goals and allows for discretionary compensation based on performance not otherwise measured by the goals.

•	Our agreements with executives generally do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

The Board believes that the current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that this program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in greater detail how our compensation program advances the specific goals that we set.

Each share of common stock is entitled to one vote on Proposal 4 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 4. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 4 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis,

of the compensation of the named executive officers.

Although the advisory vote on Proposal 4 is non-binding, we expect that the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning future executive compensation.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, recommending whether an advisory shareholder vote approving our executive compensation should occur every one, two or three years. The text of the resolution in respect of this Proposal 5 is as follows:

“RESOLVED, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years.”

The Board believes that giving the shareholders the right to cast an advisory vote every year on their approval of the executive compensation program is a good corporate practice and is in the best interest of our shareholders.

Each share of common stock is entitled to one vote on Proposal 5 and will be given the option to vote “ONE YEAR,” “TWO YEARS” or “THREE YEARS” or to “ABSTAIN”. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for an annual advisory vote on executive compensation.

With respect to Proposal 5, the frequency (every one, two or three years) receiving the greatest number of votes will be the frequency recommended by shareholders. Abstentions from voting and broker non-votes will have no impact on the outcome of Proposal 5.

The Board recommends a vote to conduct an advisory vote on executive compensation every year.

Although the advisory vote on Proposal 5 is non-binding, we expect the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making a determination concerning the frequency of future advisory votes on executive compensation.

PROPOSAL 6

APPROVAL OF THE FIRST AMENDMENT TO 2015 STOCK INCENTIVE PLAN

The Red Lion Hotels Corporation 2015 Stock Incentive Plan was approved by the shareholders on May 20, 2015 (the “2015 Plan”). The 2015 Plan permits us to grant stock options, restricted stock, RSUs, performance awards and stock appreciation rights to our employees, consultants and directors. A total of 1,400,000 shares of our common stock are currently authorized for issuance under the 2015 Plan, of which up to 1,000,000 shares are authorized for issuance during any single calendar year pursuant to awards of restricted stock and restricted stock units. As of March 31, 2017, there were 264,375 shares that remained available for issuance pursuant to future awards under the plan.

Subject to shareholder approval, the Board has adopted an amendment (the “First Amendment”) that will modify the plan as follows:

•	The number of shares of common stock authorized for issuance under the plan will be increased by 1,500,000 shares to 2,900,000 shares.

•

Shares of common stock tendered in payment of the exercise price for an Option, or withheld to satisfy any tax withholding obligation will not revert to and will not become available again for issuance under the Plan.

•	All awards granted under the Plan will be subject to any clawback or recoupment policy adopted by our company, or any applicable law, rule or regulation that imposes mandatory recoupment.

Reasons for Amendment

As stated above, there are only 264,375 shares remaining available for issuance pursuant to future awards under the plan. This amount is not sufficient for future grants in light of our compensation structure and strategy of granting incentive compensation that rewards “pay for performance.” When deciding on the number of shares to be available for awards under the Plan, our Board considered a number of factors, including the number of shares currently available under the Plan, our past share usage (“burn rate”), the number of shares needed for future grants, competitive data from relevant peer companies, the dilutive effect of the additional shares, and input from our shareholders and our compensation consultant.

Based on our current equity award practices and compensation philosophy, we estimate that the total authorized shares under the Plan will be sufficient to provide us with the ability to grant equity awards for approximately 3 to 4 years. This is only an estimate, and events that are currently unknown to us could cause the shares authorized under our Plan to be used more quickly or more slowly than we estimate. These circumstances include, but are not limited to, the future price of our common stock, payout of performance-based awards in excess of target in the event of superior performance, future hiring activity, and promotions during the next few years.

We are also amending the Plan to include specific language regarding share recycling. We do not believe in liberal share recycling. Our current practice is that shares of common stock tendered in payment of the exercise price for an Option, or withheld to satisfy any tax withholding obligation, are not recycled into the Plan and do not become available again for grant under the Plan. The revision to our Plan is intended to ensure that the Plan language matches our current practice.

Finally, our amendment to the Plan confirms that all awards under the Plan are subject to our existing clawback policy, any clawback policy we adopt in the future, and any requirement under applicable law for mandatory clawback of equity awards.

Our Board believes that the granting of equity awards is a critical component of our executive compensation program. Long-term equity incentives focus our executives on the behaviors within their control that they believe are necessary to ensure our company’s long-term success, as reflected in increases in our stock price over a period of years, and allow us to align the interests of our executives with those of our shareholders. Therefore, it is important that an appropriate number of shares of stock be authorized for issuance under the Plan.

For these reasons, the Board recommends a vote “FOR” the approval of the First Amendment to the 2015 Stock Incentive Plan.

A copy of the proposed First Amendment is attached to this Proxy Statement as Appendix D. The following summarizes the terms of the 2015 Plan, as proposed to be amended by the First Amendment.

Summary of Terms

Purposes. The purposes of the 2015 Plan are (a) to enable us to obtain and retain the services of the types of employees, consultants and directors who will contribute to our long-term success, and (b) to provide incentives that are linked directly to increases in share value, which will inure to the benefit of all of our shareholders.

Administration. The 2015 Plan will be administered by the Compensation Committee unless the Board delegates administration to a different committee of the Board or decides to administer the 2015 Plan itself.

The 2015 Plan also gives our President and Chief Executive Officer (CEO) the authority to select employees other than executive officers to receive restricted stock units (RSUs) and to determine the number of RSUs that these employees will receive, provided that the number of shares underlying RSUs granted by the CEO in any single calendar year cannot exceed 50,000 shares and all RSUs granted by the CEO must vest in equal annual increments over a period of four years.

Types of Awards. The 2015 Plan provides for the following types of awards: stock options, restricted stock, RSUs, performance awards and stock appreciation rights.

Stock Subject to the 2015 Plan. Subject to adjustment in the event of stock splits, stock dividends and similar events, a maximum of 2,900,000 shares of common stock are authorized for issuance under the 2015 Plan. Subject to such adjustment, during any single calendar year, awards of restricted stock and RSUs may be made with respect to no more than 1,000,000 shares of common stock. Any shares of common stock that are subject to an award that expires or terminates, or that are reacquired pursuant to the forfeiture provisions of any award, will be available for issuance in connection with future grants of awards under the 2015 Plan. If any payment required in connection with an award is satisfied through the tendering or withholding of shares of common stock, those shares of common stock will not revert to and will not become available to be issued again under the Plan. Shares of common stock that are subject to tandem awards will be counted only once.

Eligibility to Receive Awards. Awards may be granted under the 2015 Plan to those officers, directors and employees of our company and its subsidiaries that the plan administrator from time to time selects. Awards may also be made to certain consultants who provide services to our company and its subsidiaries. On March 31, 2017, there were approximately 1,800 employees, officers, directors and consultants of our company and its subsidiaries who are currently eligible to receive awards under the 2015 Plan. However, it is anticipated that awards under the 2015 Plan would be granted primarily to our executive officers and a limited number of other employees of our company.

Terms and Conditions of Stock Option Grants. Options granted under the 2015 Plan may be “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or “nonqualified stock options.” The exercise price for each option granted under the 2015 Plan will be determined by the plan administrator, but will not be less than 100% of the common stock’s fair market value on the date of grant. For purposes of the 2015 Plan, “fair market value” means the closing selling price for the common stock on the New York Stock Exchange on the date of grant of the option.

The exercise price for shares purchased under options must be paid in cash, unless the plan administrator authorizes payment by (a) tendering shares of common stock already owned by the option holder, (b) delivering a copy of instructions to a broker directing the broker to sell the common stock for which the option is exercised and to remit to us the aggregate exercise price of such option, or (c) such other legal consideration as the plan administrator may find acceptable. Options granted under the 2015 Plan may not contain a “reload” feature automatically entitling the holder to receive an additional option upon exercise of the original option.

The option term will be fixed by the plan administrator but, in the case of an incentive stock option, may not be more than ten years. The plan administrator may specify a vesting schedule pursuant to which an option will be exercisable, but if not so specified the option will vest at the rate of 25% per year. The plan administrator may also specify the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to our company or one of its subsidiaries. If not so specified, the portion of an option that is vested and exercisable on the date of termination of services will generally be exercisable for three months after that date, but in no event may an option be exercised after the expiration of its term. An option will not be exercisable following termination of an optionee’s services for cause, as defined in the 2015 Plan.

Incentive stock options will be subject to certain other limitations prescribed by the Code and set forth in the 2015 Plan.

Restricted Awards. The plan administrator may make awards of “restricted stock,” which are actual shares of common stock, or “restricted stock units” or RSUs, which are awards that have a value equal to a specified number of shares of common stock issuable in the future. The plan administrator will determine the terms and conditions of restricted awards. These terms and conditions may change from time to time and need not be identical, but each restricted award will include the substance of each of the following, to the extent applicable:

Purchase Price. The purchase price for the restricted award, if any, which may be stated as cash, property or services.

Consideration. The cash consideration, if any, that must be paid for common stock acquired pursuant to the restricted award.

Vesting. The “restricted period” during which such the common stock or the right to acquire the common stock will be forfeited if specified restrictions or conditions for the restricted award are not satisfied.

Termination of Service. What will happen to the restricted award if the participant’s service terminates for any reason (unless otherwise specified, the unvested portion of the restricted award will be forfeited).

Restrictions on Transferability. Any restrictions on transferability to which the restricted award is subject.

Performance Awards. A performance award is an award entitling the recipient to acquire cash, actual shares of common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock upon the attainment of specified performance goals. The plan administrator will determine whether and to whom performance awards will be made, the performance goals applicable under each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded cash or shares. Performance goals will be based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash or the number of shares under the performance award that will be granted or will vest if the performance goal is attained. Performance goals will be determined by the plan administrator prior to the time 25% of the service period has elapsed and may be based on one or more business criteria that apply to a participant, a business unit or our company and its affiliates. Such business criteria may include, by way of example, revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, return on capital, economic value added, share price performance, improvements in our attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). Performance goals will be objective and designed to meet the requirements of Section 162(m) of the Code. The plan administrator will determine the circumstances under which a performance award will be payable if the service of a participant terminates. If not so established, the performance award will automatically terminate upon termination of the participant’s service for any reason.

Stock Appreciation Rights. The plan administrator is authorized to make awards of stock appreciation rights with respect to specified shares of common stock. A stock appreciation right will entitle the holder to receive any increase in the fair market value of the shares subject to the award over their fair market value at the time of grant of the award. The 2015 Plan contains detailed rules designed to prevent stock appreciation rights, if granted, from having adverse tax consequences under Section 409A of the Code.

Transferability. Except as otherwise determined by the plan administrator, no award granted under the 2015 Plan may be assigned or otherwise transferred by the holder other than by will or the laws of descent and distribution and, during the holder’s lifetime, awards may be exercised only by the holder.

Shareholder Rights; Dividends. No participant in the plan receiving an Award shall be deemed to be the holder of, or have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until such participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for any dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date the Common Stock certificate is issued.

Adjustment of Shares. If any change is made in the common stock subject to the 2015 Plan or subject to any award through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by our company, then certain changes will be made as specified in the 2015 Plan to the number and/or class of shares available for awards, the number and/or class of shares covered by outstanding awards, the maximum number of shares of common stock with respect to which performance-based awards may be granted to any single participant during any single calendar year; the maximum number of shares of common stock that may be subject to restricted stock or RSUs awarded during any calendar year; and the exercise price of awards in effect prior to such change.

Corporate Transaction. In the event of a change in control (as defined in the 2015 Plan) or any other corporate separation or division, merger or consolidation in which our company is not the surviving entity, or a reverse merger in which our company is the surviving entity but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, the plan administrator is given broad discretion under the 2015 Plan to, among other things, continue outstanding awards with appropriate modifications, substitute new awards for outstanding awards, or cancel outstanding awards in consideration for certain payments.

If there are one or more continuing awards following a change in control, and the service of a participant holding one or more such awards is terminated without cause within a period of one year following the consummation of the change in control, or if the participant voluntarily terminates his or her service for good reason (as defined in the 2015 Plan) during such period, then (a) the vesting and exercisability of all outstanding options held by the participant will accelerate in full; (b) the end of the restricted period for all outstanding restricted awards held by the participant will accelerate, and all restrictions and conditions of the restricted awards will lapse or be deemed satisfied, as the case may be; (c) the vesting of all outstanding performance awards held by the participant will accelerate in full; and (d) all outstanding stock appreciation rights held by the participant will become exercisable in full.

Other Acceleration of Awards. The plan administrator in its discretion may provide, either in the award agreement for an award or by a subsequent determination, for acceleration of the vesting and exercisability of the award at any time, or in the case of a restricted award for acceleration of the end of the restricted period at any time (in which event all restrictions and conditions of the restricted award shall lapse or be deemed satisfied, as the case may be).

Award Limits for Purposes of Section 162(m) of the Code. No employee may be granted options or stock appreciation rights covering more than 250,000 shares of common stock during any fiscal year, or performance awards that could result in such employee receiving more than 250,000 shares of common stock in the case of share-denominated performance awards.

Amendment, Termination and Term. The Board may terminate or amend the 2015 Plan, subject to shareholder approval in certain instances, as set forth in the 2015 Plan. If not earlier terminated, the 2015 Plan will automatically terminate on April 6, 2025. The plan administrator may amend the terms of any award outstanding under the 2015 Plan, prospectively or retroactively. The amendment or termination of the 2015 Plan or the amendment of an outstanding award under the 2015 Plan may not, without a participant’s consent, impair the participant’s rights or increase the participant’s obligations under his or her award or create or increase the participant’s federal income tax liability with respect to an award.

Plan Benefits Table

Effective as of the date of the annual meeting, and subject to shareholder approval of the First Amendment, the Compensation Committee of the Board will grant the following performance-based restricted stock units (“PSUs”) to our executives: 105,248 PSUs to Gregory T. Mount, 42,553 to Douglas L. Ludwig, 22,945 to William Linehan, 20,902 to Thomas McKeirnan, and 17,634 to Harry Sladich, plus an additional 40,000 time-based restricted stock units (RSUs) to Douglas L. Ludwig. The PSUs will vest March 31, 2020 in the event the executives have achieved specified performance goals described in each executive’s grant agreement prior to that date. The RSUs granted to Mr. Ludwig will vest annually in equal tranches of 25% each beginning in May 2018.

The following table shows the PSU and RSU grants currently planned to be made from the 2015 Plan if the First Amendment described herein is approved by shareholders:

Name and Position	Dollar Value ($)(1)	Number of Units (#)
Gregory T. Mount President and Chief Executive Officer	742,000	105,248	(1)
Douglas L. Ludwig Executive Vice President, Chief Financial Officer	300,000	42,553	(1)
	282,000	40,000	(2)
William J. Linehan Executive Vice President, Chief Marketing Officer	161,760	22,945	(1)
Thomas L. McKeirnan Executive Vice President, General Counsel and Corporate Secretary	147,360	20,902	(1)
Harry G. Sladich Executive Vice President, Hotel Operations and Sales	124,320	17,634	(1)
Executive Group (3)	2,516,440	356,942
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	126,240	17,906

(1)	The number of units and dollar value shown above represents the maximum grant available if the performance objectives for these awards are met or exceeded over the vesting period. The dollar value of the PSUs is based upon a value of $7.05 per share, which was the closing market price for our common stock on March 31, 2017. The PSUs will be issued on May 25, 2017, the date of the annual meeting, in the event the First Amendment is approved.

(2)	The dollar value of these RSUs will equal the number of RSUs times the closing market price for our common stock on the New York Stock Exchange on May 25, 2017, the date of the annual meeting. The pro forma dollar values shown in the above table are based on an assumed value of $7.05 per share, which was the closing market price for our common stock on March 31, 2017.
(3)	Includes the NEOs shown above and executives Roger Bloss and Bernie Moyle.

We are not providing a new plan benefits table for any of the other awards that may be made under the 2015 Plan, as amended by the First Amendment, because all such other awards will be discretionary.

U.S. Federal Income Tax Consequences

The following briefly describes the U.S. federal income tax consequences of the 2015 Plan, as amended by the First Amendment, generally applicable to our company and to participants who are U.S. citizens.

Stock Options

Nonqualified Stock Options. A participant will not recognize taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a non-qualified stock option). If a participant sells or exchanges the shares after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized.

With respect to both non-qualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Restricted Awards. Upon receipt of a stock award that is not subject to restrictions, a participant generally will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, that the participant pays for the shares. If a participant receives a restricted stock award, the participant generally will recognize taxable ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, that the participant pays for the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant for the shares plus the amount of taxable ordinary income recognized by the participant at the time of grant, in the case of a stock award that is not subject to restrictions, or at the time the restrictions lapsed (or at the time of election, if an election was made by the participant), in the case of a restricted stock award. If the participant forfeits the shares subject to a restricted stock award (e.g., upon the participant’s termination prior to expiration of the restricted period), the participant may not claim a deduction with respect to the income recognized as a result of the election. Any dividends paid with respect to shares of vested restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

A participant who receives RSUs will generally recognize taxable ordinary income only when the shares of common stock associated with those units are issued to the participant. The amount of income will be the excess of the fair market value of the shares at the time of issuance over any amount paid to our company by the participant with respect to the award.

Performance Awards. A participant will generally not recognize taxable income upon the grant of a performance award unless the award results in the deferral of compensation and fails to satisfy the requirements of Section 409A of the Code (see — Code Section 409A). Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant will recognize taxable ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the award.

Stock Appreciation Rights. A participant will generally not recognize taxable income upon the grant of a stock appreciation right unless the award results in the deferral of compensation and fails to satisfy the requirements of Section 409A of the Code (see — Code Section 409A). Upon the distribution of cash, shares or other property to a participant upon exercise of the right, the participant will generally recognize taxable ordinary income equal to the amount of cash or the fair market value of any property transferred to the participant upon such exercise.

Tax Consequences to our Company. In the foregoing cases, our company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m) of the Code.

Code Section 409A. To the extent that any awards or payments under the 2015 Plan result in the deferral of compensation for purposes of Section 409A of the Code, the design of the 2015 Plan is intended to satisfy the requirements of Code Section 409A with respect to such deferred compensation. In the event, however, that the 2015 Plan fails to meet such requirements with respect to a particular award or payment to a participant, Code Section 409A requires that all of the participant’s deferred compensation under the plan be immediately includible in the participant’s gross income, and, regardless of the circumstances leading to the plan’s failure to meet those requirements, that the participant be subject to a 20% additional tax on this income and an interest penalty at the underpayment rate used by the Internal Revenue Service plus one percent for the period beginning with the date of deferral. In the taxable year that a participant recognizes income on his or her deferred amounts, we will be entitled to a deduction equal to the amount of income recognized by the participant except to the extent that amount, when aggregated with the executive officer’s other compensation for that year that is subject to Section 162(m) of the Code, exceeds $1 million.

Tax Withholding. We may require a participant to pay us the amount of any income, employment or other taxes that we are required to withhold with respect to the grant, vesting, exercise, payment or settlement of any award granted under the 2015 Plan. The plan administrator may, in its discretion and subject to the 2015 Plan and applicable law, permit the participant to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have us withhold shares of common stock (up to the minimum required federal tax withholding rate) or by transferring shares of common stock already owned by the participant and held by the participant for the period necessary to avoid a charge to our earnings for financial accounting purposes. We are authorized to withhold from any award granted under the 2015 Plan or from any cash amounts otherwise due or to become due from us to the participant. We may also deduct from any award any other amounts that the participant owes us. Shares of common stock withheld by us to pay any income, employment or other taxes do not revert to and are not available again for issuance under the Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about plans under which equity securities of our company may be issued to employees, directors or consultants.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders:
2006 Stock Incentive Plan (1)	51,738	$10.03	—
2015 Stock Incentive Plan (2)(3)	81,130	$8.20	572,104

Total	132,868	$8.91	572,104

(1)	Excludes 375,891 restricted stock units granted under the 2006 Stock Incentive Plan.
(2)	Excludes 660,789 restricted stock units granted under the 2015 Stock Incentive Plan.
(3)	Excludes the additional securities that will be available if the proposed amendment to the 2015 Plan is approved.

Approval Requirements

Each share of common stock is entitled to one vote on Proposal 6 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 6. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 6 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval of the First Amendment to the 2015 Stock

Incentive Plan.

PROPOSAL 7

APPROVAL OF THE SECOND AMENDMENT

TO 2008 EMPLOYEE STOCK PURCHASE PLAN

The Red Lion Hotels Corporation 2008 Employee Stock Purchase Plan was approved by the shareholders on May 22, 2008, and amended by the Board of Directors effective January 1, 2010 (the “Plan”). The Plan was adopted to benefit eligible employees of our company and its subsidiaries. The purpose of the Plan is to enable eligible employees who wish to invest in our common stock a convenient and favorable method of doing so. A total of 300,000 shares of common stock are currently reserved for purchase under the Plan. As of March 31, 2017, there were 66,218 shares that remained available for purchase under the Plan.

Subject to shareholder approval, the Board has adopted an amendment (the “Second Amendment”) that will modify the Plan as follows:

•	The number of shares of common stock that may be purchased by eligible employees under the Plan will be increased by 300,000 shares to 600,000 shares.

•	The Plan will terminate when approved by the Board or when all or substantially all of the unissued shares of Common Stock reserved for the plan have been purchased.

•	Common Stock may be continually offered under the Plan during consecutive six month periods until the Plan is terminated.

A copy of the proposed Second Amendment is attached to this Proxy Statement as Appendix E. The following summarizes the terms of the Plan, as proposed to be amended by the Second Amendment.

Summary of Plan

The Plan was adopted to benefit eligible employees of Red Lion Hotels Corporation and its subsidiaries. The purpose of the Plan is to enable eligible employees who wish to invest in our common stock a convenient and favorable method of doing so. A total of 600,000 shares of common stock have been reserved for purchase under the Plan.

The Plan is administered by the Compensation Committee of the Board. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

To be eligible to participate in the Plan, an individual must meet the following requirements:

•	The individual must be a common law employee of either Red Lion Hotels Corporation or one of its subsidiaries that the Compensation Committee has designated to participate in the Plan.

•	The individual must have been continuously employed for at least one month.

•	The customary employment of the individual must be more than 30 hours per week and more than five months per calendar year.

•	The individual must not own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Red Lion Hotels Corporation.

Our common stock will be offered under the Plan during consecutive six month periods, which we refer to as purchase periods. The first purchase period under the Plan began on January 1, 2008 and ended on June 30, 2008. Thereafter, a new purchase period begins on the first day and end on the last day of each subsequent six month period.

Each eligible employee may elect, prior to the beginning of a purchase period, to have up to 10% of his or her compensation withheld and applied to purchase common stock at the end of the purchase period. For purposes of the Plan, “compensation” generally means gross earnings, including regular earnings, overtime, bonuses, declared tips, gratuities and commissions, received by or on behalf of a participant for services performed or on account of holidays, vacation, sick leave or other similar events. The rate of payroll deductions may not be increased or decreased during a purchase period. However, a participant may elect to change the rate of payroll deduction (subject to the 10% limitation) for any subsequent purchase period. In addition, a participant may withdraw from the Plan at any time, in which case all of his or her accumulated payroll deductions will be returned.

The purchase price for shares of common stock purchased at the end of a purchase period will be the lesser of the following amounts:

•	85% of the market price of the common stock on the first business day of the purchase period; or

•	85% of the market price of the common stock on the last business day of the purchase period.

During any one calendar year, the maximum value of the common stock that may be purchased by a participant is $25,000, and the maximum number of shares of Common Stock that a Participant may purchase during any Purchase Period under the Plan is 10,000.

The number of shares subject to the Plan and the purchase price of such shares are subject to adjustment upon the occurrence of certain events, including but not limited to a stock dividend, stock split, reverse stock split or other transaction resulting in the subdivision or combination of our common stock.

By participating in the Plan, each participant agrees to allow us to withhold, from any amounts that may be payable to the participant, such federal, state, local and foreign income, employment and other taxes as may be required to be withheld under applicable laws. In lieu of such withholding, we may require the participant to remit such taxes to us as a condition of the purchase.

A participant may resell shares of common stock purchased under the Plan at any time, subject to compliance with all applicable federal and state securities and other laws. A participant’s rights under the Plan are the participant’s alone and may not be transferred or assigned to any other person other than by will or the laws of descent and distribution. A participant’s rights under the Plan are exercisable during his or her lifetime by the participant alone. A participant’s rights under the Plan will terminate if he or she for any reason ceases to be an employee, in which event all of the participant’s accumulated payroll deductions will be returned.

The Plan will terminate if all or substantially all of the unissued shares of common stock reserved for the purposes of the Plan have been purchased. Upon such termination, all payroll deductions not used to purchase shares of common stock will be refunded to the participants entitled thereto. The Plan may also be terminated at any time by the Board, but termination will not affect any rights to purchase shares at the end of the purchase period in progress at the time of termination. The Board or the Compensation Committee also has the right to amend the Plan under certain circumstances.

Summary of Federal Income Tax Consequences of the Plan

The following discussion summarizes the material federal income tax consequences of participation in the Plan. This discussion is general in nature and does not address issues related to the specific tax circumstances of any particular participant. The discussion is based on federal income tax laws in effect on the date hereof and is therefore subject to possible future changes in law. This discussion does not address state, local or foreign tax consequences.

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Assuming that the Plan is so qualified, the material federal income tax consequences that may be expected to accrue under the Plan are as described below.

A participant will not recognize any income, gain or loss at the time he or she purchases shares of common stock under the Plan.

Under the Code, special rules apply to a disposition of shares of common stock purchased under the Plan. For purposes of these rules, a disposition generally includes not only a sale of the shares, but also a gift, an exchange of the shares for other property, and a transfer of legal title (the death of a participant is also generally treated in effect as a disposition). However, a disposition does not include a mere pledge of the shares or a transfer of the shares into joint tenancy.

The tax consequences to a participant of a disposition of shares of common stock purchased under the Plan will vary depending on how long the participant has held the shares. The tax consequences may be more favorable if the participant holds the shares at least until the second anniversary of the first day of the purchase period in which the shares were purchased. This will be referred to below as the two-year holding period.

If a participant disposes of shares that have not been held for the two-year holding period, the participant will have compensation income whether or not a gain is realized on the disposition. The amount of the compensation income will be equal to the difference between —

•	the market value of the shares on the last business day of the purchase period in which the shares were purchased; and

•	the amount the participant paid for the shares.

In addition to this compensation income, if the disposition is a sale or other taxable transfer, the participant will have capital gain or loss (short-term or long-term, depending on how long the participant held the shares) in an amount equal to the difference between the market value of the shares on the date of disposition and the participant’s tax basis in the shares (the tax basis will be the market value of the shares on the last business day of the purchase period in which they were purchased).

If a participant disposes of shares that have been held for the two-year holding period, the participant will realize income only if the market value of the shares on the date of disposition is greater than the amount paid for the shares. If that is the case, the participant will have compensation income equal to the difference between —

•	the amount the participant paid for the shares; and

•	either their market value on the first day of the purchase period in which they were purchased or their market value on the date of disposition, whichever is less.

In addition to this compensation income, if the disposition is a sale or other taxable transfer, the participant’s remaining gain on the disposition, if any, will be taxed as long-term capital gain.

In the case of a disposition of shares that have not been held for the two-year holding period, we will generally be entitled to deduct the amount that is treated as compensation income to the participant. We are not entitled to any deduction in connection with a disposition of shares that have been held for the two-year holding period.

Approval Requirements

Each share of common stock is entitled to one vote on Proposal 7 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 7. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 7 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval of the Second Amendment to the 2008

Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2017 by: (i) each of our directors and nominees; (ii) each of our executive officers; (iii) all of our directors, nominees and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

Beneficial Owner	Number of Shares Owned(1)	Percentage of Common Stock(1)
HNA Investment Management LLC (2)	3,738,401	15.9%
Daniel R. Baty (3)	2,322,079	9.9%
Alexander Washburn (4)	2,252,638	9.6%
Columbia Pacific Opportunity Fund, LP (4)	1,810,105	7.7%
Dimensional Fund Advisors LP (5)	1,720,050	7.3%
Eidelman Virant Capital (6)	1,401,650	6.0%
Thomas L. McKeirnan (7)	111,246	*
Raymond R. Brandstrom	70,870	*
Melvin L. Keating	64,516	*
Gregory T. Mount (8)	62,957	*
Harry G. Sladich (9)	49,619	*
James P. Evans	42,817	*
Michael Vernon	42,817	*
Robert G. Wolfe	42,817	*
William J. Linehan (10)	26,577	*
David M. Wright	1,357	*
Enrico Marini Fichera (11)	0	*
Bonny Simi (12)	0	*
Joseph Megibow (12)	0	*
James A. Bell (13)	10,682	*
All directors and executive officers as a group (15 persons) (13)(14)(15)(16)	3,468,913	14.7%

*	Represents less than 1% of the outstanding common stock.
(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after March 31, 2017 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The address for this beneficial owner is 1180 Avenue of the Americas, Suite 1910, New York, New York 10036. The shares shown for this beneficial owner are based solely on the Schedule 13D filed by this beneficial owner on November 2, 2016.
(3)	The address for this beneficial owner is 1910 Fairview Avenue East, Suite 500, Seattle, Washington 98102. The shares shown for this beneficial owner are based on the Schedule 13D/A filed by this beneficial owner on November 3, 2016 and Form 4 filed on November 18, 2016 with certain affiliated entities and individuals reporting the following holdings:

•	69,441 shares owned by Mr. Baty individually;

•	1,810,105 shares held by Columbia Pacific Opportunity Fund, LP (the “Fund”); and

•	442,533 shares subject to a warrant held by an entity in which Columbia Pacific Real Estate Fund II, LP (the “Real Estate Fund”) hold an indirect ownership interest.

Columbia Pacific Advisors, LLC, of which Mr. Baty, Alexander Washburn and Stanley L. Baty are the managing members, serves as the investment manager of the Fund and the Real Estate Fund.

(4)	See note 3.
(5)	The address for this beneficial owner is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 9, 2017.
(6)	The address for this beneficial owner is 8000 Maryland Avenue, Suite 380, St. Louis, Missouri, 63105. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 10, 2017.
(7)	Includes 35,014 shares subject to options exercisable, and 7,200 shares subject to restricted stock units vesting, within 60 days after March 31, 2017.
(8)	Includes 20,283 shares subject to options exercisable within 60 days after March 31, 2017.
(9)	Includes 6,832 shares subject to restricted stock units vesting within 60 days after March 31, 2017.
(10)	Includes 4,750 shares subject to restricted stock units vesting within 60 days after March 31, 2017.
(11)	Based on information in the document listed in note 2, Mr. Marini Fichera is one of five members of HNA Investment Management LLC (“HNA”), which has the authority to vote and dispose of the shares of our common stock shown as beneficially owned by it in the above table. Voting and investment decisions involving these shares require the approval of a majority of HNA’s members, none of whom individually has the power to vote or dispose of the shares.
(12)	Bonny Simi and Joseph Megibow were appointed to the Board of Directors effective April 1, 2017.
(13)	Mr. Bell’s employment terminated on April 8. 2016. The number of shares beneficially owned by Mr. Bell was determined by using the last number reported on Form 4 on March 30, 2016. This number does not include unvested restricted stock units that were cancelled upon his termination.
(14)	Includes 690,000 shares held by Thirty-Eight Street, Inc., (“TESI”). Mr. Roger Bloss, our Executive Vice President and President of Global Development, and Mr. Bernie Moyle, our Executive Vice President and Chief Operating Officer, each hold 19.854% of the outstanding shares of TESI, Mr. Bloss serves as the President and Chief Executive Officer of TESI, and Mr. Moyle serves as its Chief Operating Officer. Each of Mr. Bloss and Mr. Moyle disclaim beneficial ownership of the portion of these shares in which they do not have any pecuniary interest.
(15)	Douglas Ludwig began his appointment as Executive Vice President and Chief Financial Officer on April 3, 2017. Mr. Ludwig did not beneficially own any shares of common stock as of March 31, 2017.
(16)	Includes 55,297 shares subject to options exercisable, and 18,782 shares subject to restricted stock units vesting, within 60 days after March 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed by the Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, with respect to the year ended December 31, 2016, the Reporting Persons met all applicable Section 16(a) filing requirements, except that, due to a clerical error, a grant of 2,500 Restricted Stock Units on December 7, 2016 to our interim CFO David Wright was not reported until April 4, 2017.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Board has adopted the following corporate governance documents:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Audit Complaints and Concerns Procedures;

•	Statement of Policy with respect to Related Party Transactions; and

•	Charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We review each of these corporate governance documents annually and update them as necessary to reflect changes in regulatory requirements and evolving oversight practices. Copies of these documents are available online in the Investor Relations section of our website at www.redlion.com. We will provide paper copies of these documents to any shareholder upon written request to our Secretary at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201.

Director Independence

The Board has determined that each nominee for election as a director at the annual meeting, other than Gregory T. Mount, our President and Chief Executive Officer, and Alexander Washburn, is “independent” within the meaning of applicable listing standards of the New York Stock Exchange (the “NYSE”). Under the NYSE listing standards, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. Our Corporate Governance Guidelines contain categorical standards to assist the Board in making determinations of independence. A copy of these categorical standards is included in Appendix A to this proxy statement. The Board has made an affirmative determination that each independent member of the Board satisfies these categorical standards.

Meetings of the Board of Directors

The Board met 7 times in 2016. All directors attended at least 75% of the total number of meetings of the Board and its committees on which they serve.

We encourage all of our directors to attend each annual meeting of shareholders. All of the current directors who were on the Board at the time of the 2016 annual meeting of shareholders attended that meeting.

Executive Sessions of the Board

It is our policy that the independent directors meet in executive session without members of management following regularly scheduled meetings of the Board. The Chairman of the Board serves as the presiding director for these executive sessions.

Committees of the Board of Directors

We have three committees to assist the Board in fulfilling its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table shows the membership of each committee as of March 31, 2017:

Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond R. Brandstrom	✓	Chair
James P. Evans		✓	Chair
Melvin L. Keating	✓		✓
Michael Vernon	Chair	✓

(1)	Bonny Simi joined the Compensation and Nominating and Corporate Governance Committees effective April 1, 2017. Joseph Megibow joined the Audit and Nominating and Corporate Governance Committees effective April 1, 2017.

Audit Committee

The Audit Committee engages our independent registered public accounting firm, reviews with the firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the firm, reviews our financial statements, reviews our compliance with laws and regulations, receives and reviews complaints relating to accounting or auditing matters, considers the adequacy of our internal accounting controls, and produces a report for inclusion in our annual proxy statement. The Audit Committee met 7 times in 2016.

The Board has determined that each member of the Audit Committee is financially literate under the current listing standards of the NYSE. The Board also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. All members of the Audit Committee are considered independent because they satisfy the independence requirements for board members prescribed by the NYSE listing standards, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation and evaluation of our President and Chief Executive Officer, or CEO, and other executive officers, makes recommendations to the Board regarding the compensation of directors, oversees the administration of our equity incentive plans and produces an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee met 8 times in 2016.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers and directors are as follows:

•	Compensation for our executive officers is generally determined annually during the first few months of the year.

•

With respect to our CEO, the Compensation Committee generally reviews and approves performance goals for the current year, evaluates his performance in light of the goals established for the prior year, and establishes his compensation based on this evaluation and the facts and circumstances described below in Compensation Discussion and Analysis. As part of the evaluation process, the Compensation Committee solicits input from the CEO and other Board members. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and reported to the Board.

•

Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO and the facts and circumstances described below in Compensation Discussion and Analysis. Final determinations of their compensation are made during an executive session of the Compensation Committee and reported to the Board.

•	The Compensation Committee periodically reviews the information contained in the biennial HVS North America Hotel Corporate Compensation Report.

•

The Compensation Committee has the sole authority to retain and compensate its own advisers. In January 2016, the Compensation Committee retained Mercer to evaluate the competitiveness of our overall executive compensation and benefits program for all senior management, including all named executive officers, executive vice presidents and senior vice presidents. The Compensation Committee utilized the information gathered by Mercer to make changes to executive compensation in 2016.

•	The Compensation Committee reviews director compensation and benefits annually and makes recommendations to the Board with respect thereto.

•	The Compensation Committee has no authority to delegate any of the functions described above to any other persons.

The Board has reviewed the source of compensation received by each director serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair his ability to make independent judgments about our company’s executive compensation. The Board has also reviewed all affiliations the directors serving on the Compensation Committee have with our company and its subsidiaries and affiliates and determined that there is no such relationship that places any of these directors under the direct or indirect control of our company or senior management, or creates a direct relationship between the director and members of our senior management, in each case of a nature that would impair his ability to make independent judgments about our company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board for selection or nomination those individuals qualified to become members of the Board under the criteria established by our Corporate Governance Guidelines, periodically reviewing and making recommendations to the Board with regard to size and composition of the Board and its committees, recommending and periodically reviewing for adoption and modification by the Board our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met 4 times in 2016.

Directors may be nominated by the Board or by shareholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board, including those recommended by shareholders, in accordance with its charter, our By-Laws and our Corporate Governance Guidelines. The committee will review age (a minimum age of 21 is prescribed for directors under the By-Laws), desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

While the committee is authorized to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Section 3.3 of our By-Laws. Any shareholder of record who wishes to submit a nomination should review the requirements in the By-Laws for nominations by shareholders, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. Any nomination should be sent to our Secretary at our principal executive office, 201 West North River Drive, Suite 100, Spokane, Washington 99201. Any recommendations from shareholders regarding director nominees should be sent to the Nominating and Corporate Governance Committee in care of our Secretary at the same address.

Leadership Structure

We believe it is the CEO’s responsibility to lead the company and it is the responsibility of the Chairman of the Board to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate chairman whose sole job is leading the Board. Accordingly, our Corporate Governance Guidelines currently provide that the Chairman of the Board cannot be an officer of the company. The Board retains the authority to modify this structure as and when appropriate to best address our company’s unique circumstances and to advance the best interests of all shareholders.

Board’s Role in Risk Oversight

The Board’s role in overseeing our company’s risk is to satisfy itself, directly or through Board committees, that —

•	there are adequate processes designed and implemented by management such that risks have been identified and are being managed;

•	the risk management processes function as intended to ensure that our company’s risks are taken into account in corporate decision making; and

•	the risk management system is designed to ensure that material risks to our company are brought to the attention of the Board or an appropriate committee of the Board.

Each of our company’s risk management processes is reviewed periodically (but at least once a year) by either the Board or an appropriate committee. Committee chairs regularly report on committee meetings at the meetings of the full Board.

The Board has reviewed our company’s current risk management systems and processes and concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, so long as the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other members of the Board, and provide timely and adequate reports to the full Board. The Board will continually evaluate its risk oversight role.

Communications with the Board of Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. Shareholders or other interested parties may contact the Chairman of the Board at any time by sending an e-mail to chairman@redlion.com. In addition, shareholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending a written communication to our Secretary at our principal executive office, 201 West North River Drive, Suite 100, Spokane, Washington 99201. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted,

Compensation Committee of the Board of Directors

Raymond R. Brandstrom, Chairman

James P. Evans

Michael Vernon

April 5, 2017

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, which is composed entirely of independent directors, as defined under NYSE rules, determines compensation for our executive officers. All decisions of the Compensation Committee are reported to our Board.

This discussion in this Compensation Discussion and Analysis (“CD&A”) focuses on our CEO, CFO (both our current interim CFO and former CFO), and the three most highly compensated executive officers (other than our CEO and CFO) for the past fiscal year, who were:

•	Gregory T. Mount, President and Chief Executive Officer;

•	James A. Bell, former Executive Vice President, Chief Financial Officer;

•	David M. Wright, Vice President of Accounting, Tax & External Reporting and Interim Chief Financial Officer;

•	William J. Linehan, Executive Vice President, Chief Marketing Officer;

•	Thomas L. McKeirnan, Executive Vice President, General Counsel and Secretary

•	Harry G. Sladich, Executive Vice President, Hotel Operations and Sales

There are no material differences in the compensation policies or decisions with respect to the executive officers.

Compensation Program Objectives and Rewards

We believe that our executive compensation program should:

•	Attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success; and

•

Pay for performance by rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, in a way that promotes alignment with long-term shareholder interests.

All of the compensation and benefits for our executive officers have as a primary purpose our need to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors:

•	Base salary and benefits are designed to attract and retain executives over time.

•

Annual cash awards under our annual bonus plan for executive officers (the “Bonus Plan”) are designed to focus executives on one or more specific performance goals established each year by the Compensation Committee. Executive officers may also receive discretionary bonuses based on performance not otherwise measured by the Bonus Plan or for other reasons.

•

Long-term equity incentives — time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) and stock options under our shareholder-approved stock incentive plans — focus executives’ efforts on the behaviors within their control that they believe are necessary to ensure our long-term success, as reflected in increases in our stock price over a period of years.

•

Severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. These arrangements ease an executive’s transition due to an unexpected employment termination. In the event of rumored or actual fundamental corporate changes, these arrangements will also allow executives to remain focused on our business interests.

We do not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on our company. With respect to our compensation policies and practices for executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentives encourages our executive officers to deliver strong results for our shareholders without taking excessive risks. The base salaries of our executive officers provide them assured cash compensation at levels that our Compensation Committee deems appropriate, taking into account their respective job duties and responsibilities. We believe these base salaries, taken together with their at-risk annual and long-term incentives, motivate the executive officers to perform at a high level. With respect to annual cash awards under the Bonus Plan, we believe that our use of one or more objective company financial performance goals, together with the Compensation Committee’s discretion to disqualify an executive officer from receiving an award that might otherwise be payable, serves to mitigate against undue risk-taking. We also believe that our use of multi-year vesting schedules for most of our long-term equity incentives encourages our executive officers to deliver value to our shareholders while mitigating risk.

The following table summarizes our executive compensation practices that we employ to motivate superior performance from our executives and encourage behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive market place, as well as practices we avoid because we believe they increase risk and/or do not serve the long-term interests of our shareholders:

What We Do:

•    Pay for performance

•    Balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results

•    Put caps on incentive compensation

•    Subject variable pay to our clawback policy

•    Have double trigger change of control agreements

•    Set required stock ownership guidelines for executive officers

•    Pay competitively to attract and retain top talent

•    Engage independent consultants to review and advise on executive compensation

What We Don’t Do:

•    Provide guaranteed minimum bonuses

•    Pay dividends on unvested or unearned incentive awards

•    Reprice or reload stock options without shareholder approval

•    Backdate options or grant options retroactively

•    Provide for automatic single-trigger vesting acceleration in connection with a change of control

Say on Pay Voting Results

At last year’s annual meeting, we asked our shareholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the proxy statement for that meeting. Over 85% of the votes cast on that proposal approved the compensation.

Compensation Consultants

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate any adviser to assist it in the performance of its duties, and to approve the compensation consultant’s fees and terms of engagement. In early 2016, the Compensation Committee retained Mercer US, Inc. (“Mercer”) as its independent compensation consultant because of its extensive expertise and its independence due to the lack of any other business relationship with RLHC. Mercer was retained in 2016 to evaluate the competitiveness of our overall executive compensation and benefits program for all senior management, including all named executive officers, executive vice presidents and senior vice presidents. Mercer reported directly to the Chairman of the Compensation Committee.

Mercer examined cash and incentive compensation data from a variety of published survey sources, using a blend of hospitality/hotel industry and general industry data, both publically available and internal, proxy data from peer group companies, and matched our company’s executives to comparable survey and proxy positions based on job content and level of responsibility, with adjustments as appropriate. Peer group data was used as one data point by the Compensation Committee in making executive compensation decisions. Our peer group for 2016 consisted of 11 hotel and hospitality companies with annual revenues ranging from approximately $110 million to over $1.2 billion. The results of the peer group study were reduced by 20% by Mercer to account for our smaller revenue size as compared to our peer group. Peer group members were hospitality companies Extended Stay America, Inc., La Quinta Holdings, Inc., Choice Hotels International, Inc., Intrawest Records Holdings, Inc. Marcus Corp, and restaurant companies Luby’s Inc., Ruths Hospitality Group, Inc., Popeyes Louisiana Kitchen, Jamba, Inc. Papa Murphy’s Holdings, Inc. and Nathans Famous, Inc.

A comparison of our company to our peer group with respect to revenue and market capitalization as of December 31, 2015 is set forth in the table below:

	Revenue (in millions) ($)	Market Capitalization (in millions) ($)
25th Percentile	221	213
Median	394	359
75th Percentile	717	1,539
Red Lion Hotels Corporation	139	141
Percentile Rank	18%	10%

The Mercer evaluation showed that our base salaries for our named executive officers were at or slightly above the market median, including the peer group, with the exception of our Chief Executive Officer who remained 8% below the market median. Target cash bonus opportunities for our named executive officers were between the 25th and median, with variation by position, with both the CEO and CFO at below the market 25th percentile, resulting in overall cash compensation approaching the market median for all positions except the CEO, which is positioned near the 25th percentile, and the Chief Marketing Officer, which is positioned between median and the 75th percentile. Long-Term incentives as a percentage of base salary and long-term incentive grant values were similarly positioned between the 25th and market median for all executives other than the CEO and CFO, which were below the 25th percentile. In aggregate, total direct compensation for the named executive officers other than the CEO and CMO was between the 25th percentile and median, with the CEO below the 25th percentile and the CMO above the 75th percentile.

Elements of Our Compensation Program

Base Salaries

The Compensation Committee determines base salaries for the executive officers early each year, based on its assessment of all facts and circumstances that it considers relevant, which typically include most or all of the following factors:

•	individual performance;

•	job responsibilities;

•	tenure with the company as well as prior experience;

•	economic conditions;

•	retention considerations; and

•	the competitive labor market, including regional salary levels and those of executives at other hospitality companies.

In determining the base salaries of executive officers, the Compensation Committee also solicits input from the CEO on his compensation and takes into consideration recommendations made by the CEO with respect to the compensation of the other executive officers.

In early 2015, our senior management provided the Compensation Committee with an analysis of compensation survey data included in the HVS North American Hotel Corporate Compensation Report. The analysis was based on compensation data for the following five categories of hotel companies included in the report: National Data; Revenues less than $450 million; Revenues greater than $450 million; 15-50 hotels; and Greater than 50 hotels. This analysis showed that 2014 base salaries of the CEO and three of the four other executive officers was less than the median of the 50th percentile base salaries reported for these five categories of hotel companies. The differences between the 2014 base salaries of our executive officers and the corresponding median amount were $314,000 for the CEO and from $41,000 to $92,000 for the other three executives whose 2014 base salaries were less than the corresponding median amounts.

After considering the recommendations of the CEO and the compensation information from Mercer, the Compensation Committee determined to increase the base salaries of the executive officers in 2016, as follows:

	Base Salary ($)
	2015	2016		% change
Gregory T. Mount	433,333	493,000		14%
David M. Wright	180,000	200,000	(1)	11%
William J. Linehan	291,500	320,650		10%
Thomas L. McKeirnan	265,974	279,273		5%
Harry G. Sladich	242,310	254,426		5%

(1)	Reflects Mr. Wright’s promotion to interim Chief Financial Officer upon James Bell’s departure on April 8, 2016. Mr. Bell’s salary was $303,077 prior to his departure.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that they exceed $1 million. No executive received base salary in excess of $1 million in 2016.

Bonus Plan and Other Annual Cash Awards

Executive Officers Bonus Plan

Each year the Compensation Committee generally establishes one or more performance goals for our executive officers under the Bonus Plan, as well as the various levels of cash awards that the executives will receive based on the extent to which their goals are achieved. The goals and award levels are initially proposed by the CEO, and the final goals and award levels are determined following a dialogue between the Compensation Committee and the CEO. Award levels are specified as a percentage of base salary. The Compensation Committee determines the award levels that are potentially available under the Bonus Plan based on the same factors that it considers in determining base salaries.

Under the Bonus Plan, there is an overriding discretionary analysis of each executive’s eligibility to receive variable pay. For example, if an executive failed to follow company policy and procedures, exposed the company to legal liability, or exhibited behavior inappropriate for a leadership position, the executive could have been disqualified from receiving variable pay, even if his specified performance goals had been achieved.

To be eligible for a bonus under the plan at the target level, each executive had to meet three performance goals:

•	Achievement of our 2016 budgeted adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), reduced by income attributable to noncontrolling interests.

•	Achievement of the following departmental goal: Optimize operating performance to deliver break-even earnings per share.

•	Achievement of the following individual goals by the specified executive:

Gregory T. Mount	Execute 30 franchise agreements and four managed agreements
William J. Linehan	Achieve a 5% system RevPAR growth and 95% index for operated hotels
Thomas L. McKeirnan	Execute 30 franchise agreements and four managed agreements
Harry G. Sladich	Achieve budgeted gross operating profit and group revenue goal for operated hotels

To determine bonuses under the Plan, the EBITDA goal was weighted 80% and each of the other two goals was weighted 10%. The Bonus Plan provided that no bonus would be payable unless the ratio of (i) our actual adjusted EBITDA for 2016, to (ii) Budgeted Adjusted EBITDA exceeds 90%.

Adjusted EBITDA as reported in our 2016 Form 10-K was $19,472,000. This did not exceed 90% of our Budgeted Adjusted EBITDA for 2016, therefore no bonuses were paid to any executive under the Bonus Plan.

Mr. Wright, our interim CFO, was not eligible to participate in the Bonus Plan for 2016. Mr. Bell was eligible to participate in the Plan; no payments were made to Mr. Bell under the Bonus Plan upon his departure in April 2016.

Discretionary Bonus Awards

The Compensation Committee has authority to grant discretionary bonuses to executive officers based on performance not otherwise measured by the Bonus Plan or for other reasons.

In 2016, the Compensation Committee elected to pay a special discretionary bonus to our executive officers in recognition of our company’s extraordinary performance in 2016, including 30% growth in EBITDA year over year and the successful completion of the acquisition of the assets of Vantage Hospitality Group in September 2016. The accretive acquisition of Vantage Hospitality Group added 11 new brands and over 1,100 new franchised hotels to the company, and transformed the Company into a truly national company with a deep network in the Unites States, Canada and a presence in select Asian markets.

The discretionary bonuses awarded to our executives for these exceptional achievements are as follows:

Discretionary Bonus Amount ($)
Gregory T. Mount	129,413
David M. Wright	21,600
William J. Linehan	40,081
Thomas L. McKeirnan	55,855
Harry G. Sladich	31,803

We generally intend that all executive officer cash compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Code, provided that other compensation objectives are met.

Long-Term Equity Incentives

We have since 2009 provided long-term incentives to our executive officers in the form of time-based restricted stock units (“RSUs”), typically with a vesting period of four years. We have done this in order not to unduly deplete the pool of shares available under our stock incentive plans, and also in recognition of the trend at many companies to rely more heavily on RSUs than on stock options because RSUs provide more stable incentives for executives. Prior to 2009, we also granted stock options to our executives, and in 2016, we granted Mr. Mount a stock option to purchase 81,130 shares of our common stock at an exercise price of $8.20 per share. One-fourth of the stock options will become exercisable on each of the first four anniversaries of the grant date, subject to Mr. Mount’s continued employment. The equity incentives are intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. Both RSUs and stock options closely align our executives with the achievement of our longer-term financial objectives that enhance shareholder value.

To further reflect our pay-for-performance compensation philosophy, in 2017 the Compensation Committee elected to grant restricted stock units with a mix of both time-based RSUs and performance-based restricted stock units (“PSUs”). The proposed mix will be 50% RSUs and 50% PSUs, with an opportunity for the executive to earn additional shares under the PSU grant if performance targets are exceeded. The Compensation Committee has elected to include PSU grants because they align our executive’s compensation with meeting or exceeding financial and operational performance goals that will deliver long-term value to our shareholders.

•	Time-Based Restricted Stock Units (RSU)

RSU grants provide for the issuance of shares of our common stock if the recipient has met certain continued service requirements. Unlike stock options, RSUs may have value even if the price of our common stock does not increase. Nevertheless, we award RSUs because they promote retention and we believe they also create incentives for executives to focus on increased share prices so that the common stock subject to the award will be as valuable as possible when it is eventually issued. Although we do not impose any restriction on the sale of common stock issued pursuant to RSUs, we expect that our executives will continue to hold some if not all of the shares issued, which will also keep their interests aligned with those of our shareholders.

Under all of the RSUs granted to our executive officers in 2016, an executive was entitled to receive one-fourth of the shares subject to his award on each of the first four anniversaries of the date of grant so long as the executive remained continuously employed with us until the applicable anniversary.

Our RSUs do not qualify as performance-based compensation under Section 162(m) of the Code. As a result, the value of common stock ultimately issued to an executive officer pursuant to an RSU will not be deductible to the extent that value in any year, when aggregated with the executive officer’s other compensation for that year that is subject to Section 162(m), exceeds $1 million.

The Compensation Committee each year generally determines the grants of equity incentives that will be made to our executive officers based on the same factors that it considers in determining base salaries. In early 2016, the committee awarded the executives RSUs with grant date values as shown in the following table:

	Value of Stock Underlying RSUs($)(1)	Percentage of 2016 Base Salary
Gregory T. Mount	347,557	70.5%
David M. Wright (2)	22,625	12.6%
William J. Linehan	192,388	60.0%
Thomas L. McKeirnan	167,559	60.0%
Harry Sladich	152,651	60.0%

(1)	Based on the closing market price of our common stock on March 28, 2016 of $8.20 per share (except for David Wright, as described below).

(2)	The RSU granted to David Wright, interim CFO, had a grant date of December 7, 2016, at which time the closing price of our common stock was $9.05.

An additional 22,176 RSUs granted to James Bell were terminated upon his departure on April 8, 2016.

For each executive shown above other than Mr. Wright, 25% of the RSUs shown in the above table vested on March 28, 2017, and the remainder are scheduled to vest in equal increments on the next three anniversaries of that date. The RSUs held by Mr. Wright vest 25% annually over a four year period beginning on December 7, 2017.

•	Performance-Based Restricted Stock Units (PSU)

PSU grants are tied directly to our financial and operational performance over a preset period beginning each January 1 and continuing for a set period of time, generally two to four years. Each set of performance measures is intended to reward the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period, the mix of time and performance-based awards, and the specific performance measures and target levels, are established by the Compensation Committee. No PSUs were granted in 2016.

•	Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of our stock options is set at fair market value, which is the closing selling price of our common stock on the NYSE on the grant date. The vesting provisions of the stock options we have granted in the past have varied, although they have generally vested in equal annual increments over a period of four years from the date of grant.

Under the shareholder-approved stock incentive plans, we may not grant stock options at a discount to fair market value or with a so-called “reload” feature, and we may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. We do not lend funds to employees to enable them to exercise stock options.

We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee.

Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all our shareholders.

In 2016, we granted Mr. Mount a stock option to purchase 81,130 shares of our common stock at an exercise price of $8.20 per share. One-fourth of the stock options will become exercisable on each of the first four anniversaries of the grant date, subject to Mr. Mount’s continued employment.

Under Section 162(m) of the Code, we generally may not deduct compensation paid to an executive officer in a calendar year if it exceeds $1 million. Certain compensation that is considered “performance-based” is deductible without regard to this $1 million limitation. We believe that any compensation attributable to stock options held by our executive officers will be considered performance-based, so Section 162(m) of the Code should not limit our ability to deduct it for federal income tax purposes.

Clawback Policy

The Compensation Committee has adopted a Compensation Clawback Policy (the “Clawback Policy”). The Clawback Policy provides the Compensation Committee with the authority to recoup certain executive officer compensation in the event of financial errors, including an accounting restatement, or other executive officer conduct that adversely affects our company or its results of operation. The Clawback Policy applies to all incentive compensation paid, granted, earned, vested or otherwise awarded to an executive officer, including annual bonuses and other short and long term cash incentive awards, stock options, restricted stock awards and other equity or equity-based awards.

Stock Ownership Guidelines

Our Board of Directors has adopted Stock Ownership Guidelines applicable to our directors and executive officers. Share ownership demonstrates to our shareholders, the investing public and the rest of our company’s associates our executive officers’ commitment to our company and directly aligns their interests with our shareholders. Each of our CEO, CFO, Executive Vice Presidents and General Counsel is required to own the lesser of either (i) 30,000 shares of our common stock, or (ii) a number of shares of our common stock equal in value to at least his or her annual base salary. Each of our executives has four years from the date of his or her appointment to attain such level of ownership. Our executives are in compliance with our Stock Ownership Guidelines or are still within the four year period.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by our named executive officers for all services rendered in all capacities to us in 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Gregory T. Mount (3) President and Chief Executive Officer	2016 2015 2014	476,936 407,173 298,045	129,413 0 0	347,557 1,714,111 271,243	347,565 0 0	0 260,200 202,500	0 0 114,578	1,301,471 2,381,484 886,366

James A. Bell (4) Former Executive Vice President, Chief Financial Officer	2016 2015 2014	93,254 298,360 41,654	0 0 0	181,843 1,090,001 174,530	0 0 0	0 170,589 139,000	346,000 0 0	621,097 1,558,950 355,184

David M. Wright (5) Vice President, Interim Chief Financial Officer	2016	180,000	21,600	22,625	0	0	0	224,225

William J. Linehan (6) Executive Vice President, Chief Marketing Officer	2016 2015 2014	312,802 290,214 231,698	40,081 0 0	192,388 1,083,995 139,994	0 0 0	0 140,028 120,000	0 0 5,187	545,271 1,514,237 496,879

Thomas L. McKeirnan Executive Vice President, General Counsel and Corporate Secretary	2016 2015 2014	275,692 259,916 232,410	55,855 0 0	167,559 1,058,010 90,000	0 0 0	0 127,766 92,700	0 0 6,367	499,106 1,445,692 421,477

Harry G. Sladich Executive Vice President, Hotel Operations and Sales	2016 2015 2014	251,164 240,806 225,929	31,803 0 0	152,651 1,053,949 90,000	0 0 0	0 116,398 90,000	0 0 6,367	435,618 1,411,153 412,296

(1)	Represents the grant date fair value of these stock awards. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the assumptions underlying the valuation of these equity awards.
(2)	The total value of all perquisites and personal benefits received by each executive officer in 2016 was less than $10,000.
(3)	Mr. Mount was hired effective January 27, 2014.
(4)	Mr. Bell was hired effective October 29, 2014. At the time of his hire, we agreed to pay him a $50,000 starting bonus in two installments of $25,000 each, one in 2014 and the other in 2015. These are included in his bonus amounts for 2014 and 2015. Mr. Bell’s employment terminated on April 8, 2016. Upon his termination, Mr. Bell received a lump sum severance payment in the amount of $346,000.
(5)	Mr. Wright was appointed as our interim Chief Financial Officer on April 11, 2016 after Mr. Bell’s departure. Mr. Wright was not a named executive officer in 2015 or 2014.
(6)	Mr. Linehan was hired effective February 24, 2014.

2016 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2016.

	Type of Award	Grant Date(3)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)(2)	Target ($)	Maximum ($)
Gregory T. Mount	Annual Incentive Award		0	369,750	739,500
	Restricted Stock Units	3/28/16				42,385			347,557
	Stock Option Grant	3/28/16					81,130	8.20	0

James A. Bell	Annual Incentive Award		0	151,539	303,077
	Restricted Stock Units	3/28/16				22,176			181,843

David M. Wright	Annual Incentive Award		0	54,000	81,000
	Restricted Stock Units	12/7/16				2,500			22,625

William J. Linehan	Annual Incentive Award		0	160,325	320,650
	Restricted Stock Units	3/28/16				23,462			192,388

Thomas L. McKeirnan	Annual Incentive Award		0	139,637	279,273
	Restricted Stock Units	3/28/16				20,434			167,559

Harry G. Sladich	Annual Incentive Award		0	127,213	254,426
	Restricted Stock Units	3/28/16				18,616			152,651

(1)	These represent the “Threshold”, “Target” and “Maximum” award payouts that were available for the 2016 performance period under our annual bonus plan for executive officers (the “Bonus Plan”). This plan is further discussed under the caption Bonus Plan and Other Annual Cash Awards in the Compensation Discussion and Analysis. No awards were paid under the Bonus Plan for 2016.
(2)	Because award payouts under the Bonus Plan were based on multiple performance goals and the goal weightings were not uniform, we do not consider the Bonus Plan to have any “Threshold” award level.
(3)	For the restricted stock units (“RSUs”), the closing market price of our common stock on March 28, 2016 was $8.20, and on December 7, 2016 was $9.05.
(4)	One-fourth of the RSUs granted on March 28, 2016 vested on March 28, 2017, and the remainder are scheduled to vest in equal installments on the next three anniversaries of that date. The RSU granted on December 7, 2016 will vest 25% annually over a four year period beginning on December 7, 2017. Notwithstanding the foregoing, all of the unvested RSUs held by Mr. Bell terminated when his employment terminated on April 8, 2016. In all cases, vesting of RSUs is subject to continuous service with us or one of our affiliates. Under certain circumstances, the vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements. When RSUs vest, we will, as soon as is administratively practicable, issue one share of our common stock for each unit that vests.
(5)	These awards are nonqualified options under our 2015 Stock Incentive Plan. Each option has a term of ten years and an exercise price equal to the closing market price of our common stock on the date of grant. The options will vest in equal installments on the first four anniversaries of the grant date, subject to continuous service with us or one of our affiliates.

2016 Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2016.

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gregory T. Mount					18,274	(3)	152,588
					26,885	(4)	224,490
					200,000	(5)	1,670,000
					42,385	(6)	353,915
	0	81,130	8.20	03/28/2026

James A. Bell (7)					0		0

David M. Wright					3,750	(8)	31,313
					2,500	(9)	20,875

William J. Linehan					9,500	(10)	79,325
					18,199	(4)	151,962
					125,000	(5)	1,043,750
					23,462	(6)	195,908

Thomas L. McKeirnan	13,014	0	13.00	5/17/17
	22,000	0	8.74	5/22/18
					3,314	(11)	27,692
					7,772	(10)	64,896
					15,337	(4)	128,064
					125,000	(5)	1,043,750
					20,434	(6)	170,624

Harry G. Sladich					2,946	(11)	24,599
					7,772	(10)	64,896
					14,890	(4)	124,332
					125,000	(5)	1,043,750
					18,616	(6)	155,444

(1)	The vesting of unvested options and restricted stock units is subject to continuous service with us or one of our affiliates through the respective scheduled dates of vesting disclosed in the footnotes to this table. Under certain circumstances, these vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements.
(2)	The value of these RSUs is calculated by multiplying the number of RSUs by $8.35, the closing market price of our common stock on December 30, 2016.
(3)	These RSUs will vest in two equal installments on January 27, 2017 and January 27, 2018.
(4)	One-fourth vested on March 2, 2017 and the remainder will vest in two equal installments on the next two anniversaries of that date.
(5)	These RSUs will vest on May 20, 2019.
(6)	One-fourth of these RSUs vested on March 28, 2017 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(7)	Mr. Bell’s employment terminated on April 8, 2016.

(8)	These RSUs will vest in three equal installments on December 7, 2017 and the next two anniversaries of that date.
(9)	These RSUs will vest in four equal installments on December 7, 2017 and the next three anniversaries of that date.
(10)	These RSUs will vest in two equal installments on May 19, 2017 and May 19, 2018.
(11)	These RSUs will vest on May 21, 2017.

2016 Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory T. Mount			18,098	116,857
William Linehan			10,815	80,802
Thomas L. McKiernan			14,902	114,669
Harry G. Sladich			14,261	109,626
David M. Wright			1,250	11,313
James A. Bell (2)			6,286	45,889

(1)	All of these stock awards were RSUs. The value of the shares of common stock acquired upon vesting of these RSUs is calculated by multiplying the number of shares by the closing market price of our common stock on the date the RSUs vested.
(2)	Mr. Bell’s employment terminated on April 8, 2016.

Employment Agreements; Severance and Change of Control Arrangements

President and Chief Executive Officer

Gregory T. Mount serves as our President and Chief Executive Officer under a written agreement that was restated as of February 27, 2015. Under that agreement, Mr. Mount’s current annual base salary is $530,000. He is also entitled to receive an annual equity grant with a value equal to at least 50% of his base salary and to participate in our annual bonus plan for executive officers (the “Bonus Plan”) with a target bonus equal to at least 50% of his base salary.

If we terminate Mr. Mount’s employment without cause, we will make a lump-sum severance payment to him equal to his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Mount’s employment without cause within twelve months after a change of control, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	150% of his then base salary, plus

•	150% of his target incentive bonus for the year in which the termination occurs, plus

•	150% of his target incentive bonus for the year of termination prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued.

Following any termination of employment in connection with which Mr. Mount is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The term “cause” means (i) willful and intentional failure or refusal to perform or observe any material duties, responsibilities or obligations, if such breach is not cured within 30 days after we give notice of the breach, which notice shall state that such conduct shall, without cure, constitute cause; (ii) any willful and intentional act involving fraud, theft, embezzlement or dishonesty affecting our company; or (iii) conviction of (or a plea of novo contendere to) an offense that is a felony in the jurisdiction involved.

The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of our outstanding securities by an investor group; adoption of a plan for liquidation or for sale of substantially all of our assets; or any other similar transaction or series of transactions involving our company.

A “constructive termination” includes an involuntary termination without cause as well as an involuntary termination following (i) a significant reduction in overall scope of duties; (ii) a required relocation more than 30 miles from Spokane, Washington; or (iii) a reduction of more than 20% in base salary or target bonus.

Mr. Bell

James A. Bell served as our Executive Vice President, Chief Financial Officer until his employment terminated on April 8, 2016. Under a written agreement that was restated as of February 27, 2015, he received an annual base salary of $303,077, and he was also entitled to participate in our Bonus Plan with a target bonus equal to at least 40% of his base salary. We paid Mr. Bell a $25,000 bonus in 2015, which he was obligated to reimburse in full if he was terminated for cause or left our company voluntarily prior to October 29, 2016. In connection with the termination of his employment, we entered into an agreement with Mr. Bell under which (i) he received lump-sum severance in the amount of $346,000, (ii) we agreed to pay the cost of COBRA coverage for him and his qualified beneficiaries for a period of 12 months, and (iii) we waived any right we may have to require him to repay the $25,000 signing bonus we paid him in 2015.

Mr. Wright

From April 11, 2016 to April 3, 2017, Mr. Wright served as our interim Chief Financial Officer and Vice President of Accounting, Tax & External Reporting under a letter agreement dated April 11, 2016. Under that letter agreement, Mr. Wright’s annual salary is $180,000, and he received a grant of 2,500 restricted stock units on December 7, 2016 that will thereafter vest over four years in equal installments of 25% each year. Upon the appointment of Mr. Ludwig as Chief Financial Officer, Mr. Wright received a bonus in an amount equal to $20,000, prorated on an annual basis for the period of his interim service. If Mr. Wright voluntarily terminates his service prior to June 7, 2017, he will be required to repay the $20,000 signing bonus he received at the time of his initial hire.

Mr. Linehan

William J. Linehan serves as our Executive Vice President, Chief Marketing Officer under a written agreement that was restated as of February 27, 2015. Under that agreement, Mr. Linehan’s current annual base salary is $337,000, and he is also entitled to participate in our Bonus Plan with a target bonus equal to at least 40% of his base salary.

If we terminate Mr. Linehan’s employment without cause, we will make a lump-sum severance payment to him equal to one-half of his base annual salary for the year in which the termination occurs. The term “cause” has the same meaning for purposes of Mr. Linehan’s agreement as it does for Mr. Mount’s.

If there had been a constructive termination of Mr. Linehan’s employment without cause within twelve months after a change of control, then, in lieu of the severance described in the first sentence of the preceding paragraph, he would have been entitled to the same severance benefits that Mr. Mount would receive upon such a constructive termination, except that Mr. Linehan’s lump-sum severance payment would have been based on 100% rather than 150% of his base salary and target incentive bonus.

Following any termination of employment in connection with which Mr. Linehan is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The term “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Linehan’s agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment will not constitute a constructive termination.

Mr. McKeirnan

Thomas L. McKeirnan serves as our Executive Vice President, General Counsel under a written agreement that was restated as of February 27, 2015. Under that agreement, Mr. McKeirnan’s current annual base salary is $307,000, and he is also entitled to participate in our Bonus Plan with a target bonus equal to at least 30% of his base salary. The following is a summary of the other material terms of his agreement:

•	Term of Agreement; Restrictive Covenants

Mr. McKeirnan will serve in his current position through December 31, 2017, unless his agreement terminates earlier in accordance with its terms. Thereafter, his agreement automatically renews for additional one-year periods, unless terminated by either party upon 120-days’ notice (a “Non-renewal Notice”) prior to the end of 2017 or any later calendar year. Following termination of the agreement for any reason, Mr. McKeirnan will generally be prohibited from competing with us for a period of one year or soliciting any of our employees for a period of two years.

•	Annual Bonus

If Mr. McKeirnan attains the target performance measures determined under our Bonus Plan for a particular year, he must be eligible, subject to any discretion accorded the Compensation Committee under the terms of the Bonus Plan to withhold a bonus otherwise payable, to receive a bonus equal to at least 30% percent of his base salary for that year.

•	Standard Severance Arrangements

If we deliver a Non-Renewal Notice to Mr. McKeirnan or terminate his agreement without cause, or if he terminates his agreement for good reason within six months following the occurrence of the event that constitutes good reason, then:

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination;

•

all restrictions under any restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued;

•

we must provide a lump-sum severance payment equal to his cash compensation for the prior year (but not less than his total annual base salary rate), plus the target award amount available under the Bonus Plan for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination), plus a continuation of all life, health and insurance benefits for a one-year period; and

•

to the extent that the foregoing severance payments or benefits received by him are deemed “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby result in the imposition upon him of the excise tax imposed by Section 4999 of the Code, we must pay him an additional amount (the “Gross-Up Payment”) such that the net amount retained by him, after deduction of (i) any excise tax payable on such excess parachute payments and the Gross-Up Payment, and (ii) any federal, state and local income and employment taxes payable on the Gross-Up Payment, is the same as it would have been if such excise tax had not been imposed.

The circumstances that constitute “good reason” entitling Mr. McKeirnan to severance benefits following a voluntary termination of employment generally relate to: (i) assignment to him of duties materially inconsistent with his positions and responsibilities as described in the agreement; (ii) removing him from such positions; (iii) any material continuing breach of the agreement; and/or (iv) a change in our headquarters office location. However, he will not have good reason unless he gives us written notice of the occurrence of the specified conduct or event that gives rise to his having good reason, and we fail to cure such conduct or event within 30 days after receipt of such notice.

•	Change of Control Arrangements

If our company undergoes a change of control, then we will accelerate vesting on any portion of any equity grant previously made to Mr. McKeirnan under any of our stock incentive plans that would otherwise have vested after the date of the termination, and all restrictions under any restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued.

If there is a constructive termination of Mr. McKeirnan’s employment without cause within twelve months after a change of control, he will be entitled to the same severance benefits that Mr. Linehan would receive upon such a constructive termination. These benefits will be in lieu of the severance described above under Standard Severance Arrangements, except that he will still be entitled to a Gross-Up Payment if any of his benefits constitute excess parachute payments.

The term “change of control” is the same for purposes of Mr. McKeirnan’s agreement as it is for Mr. Mount’s.

Mr. Sladich

Harry G. Sladich serves as our Executive Vice President, Hotel Operations and Sales under a written agreement that was restated as of February 27, 2015. Under that agreement, Mr. Sladich’s current annual base salary is $259,000.

If there is a constructive termination of Mr. Sladich’s employment without cause within twelve months after a change of control, he will be entitled to the same severance benefits that Mr. Linehan would have received upon such a constructive termination.

Following any termination of employment in connection with which Mr. Sladich is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The term “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Sladich’s agreement as they are for Mr. Mount’s.

Table of Severance Payments and Benefits

If the employment of our executive officers had terminated on January 1, 2017 under circumstances entitling them to the severance and change of control benefits described above, the lump-sum severance payments payable to the executive officers, and the value of the other severance benefits they would have received, would have been as shown in the following table:

Name	Severance Payment ($)	Accelerated Restricted Stock Units ($)(1)	Life, Health and Insurance Benefits ($)	Gross-Up Payment ($)	Total ($)
Gregory T. Mount (2)	1,294,125	2,400,992	0	0	3,695,117
David M. Wright (3)	0	0	0	0	0
William J. Linehan (4)	480,975	1,470,944	0	0	1,951,919
Thomas L. McKeirnan (4)	418,910	1,435,006	4,930	609,832	2,468,678
Harry G. Sladich (4)	381,639	1,413,202	0	0	1,794,659

(1)	The value of the accelerated restricted stock units is calculated by multiplying the number of unvested units by $8.35, the closing market price of our common stock on December 30, 2016.
(2)	The severance payment for Mr. Mount equals 150% of his base salary for 2016 plus 150% of the target amount available to him under the Bonus Plan for 2016.
(3)	Mr. Wright is not entitled to a severance payment upon his termination as interim CFO.
(4)	The severance payment for each of Messrs. Linehan, Sladich and McKeirnan equals his base salary for 2016 plus the target amount available to him under the Bonus Plan for 2016.

DIRECTOR COMPENSATION

The following summarizes our standard compensation arrangements for our directors, which are subject to modification at any time.

We pay each of our non-employee directors, other than Enrico Marini Fichera and Alexander Washburn, a retainer at the annual rate of $100,000. We pay our Chairman of the Board an additional fee at the annual rate of $30,000. The chair of the Audit Committee receives an additional fee at the annual rate of $20,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional fee at the annual rate of $15,000. Non-chair committee members receive an additional fee at the annual rate of $5,000 for each committee on which they serve. All of these director fees are payable in advance in equal quarterly installments. For each quarter, $17,500 of the fees is paid in shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date. The balance of the quarterly fees are payable in cash, although they may be paid in stock to the extent a director so elects.

From time to time we have made payments to directors on an ad hoc basis for service in connection with special projects or on non-standing committees of the Board.

It is also our policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.

2016 Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2016:

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Total ($)
Raymond R. Brandstrom	50,000	70,000	120,000
James P. Evans	50,000	70,000	120,000
Enrico Marini Fichera	0	0	0
David J. Johnson	40,000	70,000	110,000
Melvin L. Keating	40,000	70,000	110,000
Michael Vernon	50,000	70,000	120,000
Alexander Washburn	0	0	0
Robert G. Wolfe	60,000	70,000	130,000

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), issued by the Public Company Accounting Oversight Board (PCAOB).

The committee also received the written disclosures and the letter from BDO USA, LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the committee concerning independence, and has discussed with BDO USA, LLP their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for 2017.

Respectfully submitted,

Audit Committee of the Board of Directors

Michael Vernon, Chairman

Raymond R. Brandstrom

Melvin L. Keating

March 28, 2017

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

BDO USA, LLP billed our company the amounts shown in the table below for professional services related to 2016 and 2015:

Services Rendered	2016	2015
Audit Fees (1)	$730,600	$503,300
Audit-Related Fees (2)	21,250	17,000

Total Audit and Audit-Related Fees	751,850	520,300
Tax Fees (3)	173,845	89,655
All Other Fees (4)	0	0

Total Fees	$925,695	$609,955

(1)	The audit fees covered the annual audit of our financial statements, Sarbanes-Oxley compliance work, quarterly reviews, and audit and attest services for entities we consolidate that are required by agreement but not by statute or regulatory body.
(2)	The audit-related fees covered the audit of our employee benefit plan.
(3)	The tax fees covered tax returns, year-end tax planning and tax advice.
(4)	BDO USA, LLP did not bill us for any other professional services rendered during 2016 or 2015, and it did not provide our company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of our independent registered public accounting firm. The committee has adopted a policy that requires advance approval of audit, audit-related, tax, and other services (“audit and non-audit services”) performed by the independent registered public accounting firm.

The committee has delegated to its chairman authority to approve permitted services provided that the chairman reports any decisions to the committee at its next regularly scheduled meeting. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the committee or chairman is requested. The committee or chairman reviews these requests and advises management if the engagement services of the independent registered public accounting firm are approved. On a periodic basis, management reports to the committee actual spending for audit and non-audit services compared to approved amounts.

Auditor Independence

The Audit Committee has considered and determined that the other professional services provided by BDO USA, LLP are compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Statement of Policy with respect to Related Party Transactions, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board, or in certain cases the full Board, approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to the following related parties:

•	our directors;

•

any of our executive or other officers who are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission;

•	any person who is the beneficial owner of more than 5% of our common stock;

•	any immediate family member, as defined in the policy, of any of the foregoing persons; and

•	any entity that is owned or controlled in substantial part by any of the foregoing persons.

“Related party transaction” is defined in the policy as a transaction between us and any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved:

•	any compensation paid to a related party that has been approved by the Compensation Committee;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000 or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction where the related party’s interest arises solely from participation in an employee benefit plan maintained by us for the general benefit of all of our employees; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

On January 15, 2015, we transferred 12 of our wholly owned hotels valued at approximately $89.8 million to RL Venture LLC, a joint venture in which we hold a 55% equity interest. In October 2016, we sold one of these hotels, leaving 11 properties in RL Venture. Our partner in RL Venture is Shelbourne Falcon RLHC Hotel Investors LLC (“Shelbourne Falcon”). Shelbourne Falcon is an entity led by Shelbourne Capital LLC (“Shelbourne”) and includes several other institutional real estate investors, including Columbia Pacific Real Estate Fund II, LP (the “Real Estate Fund”), an affiliate of Columbia Pacific Opportunity Fund, LP, one of our company’s largest shareholders (“Columbia Pacific”). The Real Estate Fund is the majority equity investor in Shelbourne Falcon. Alexander Washburn, one of our directors, is a managing member of Columbia Pacific Advisors, LLC, which serves as the investment manager of the Real Estate Fund, and he also serves as one of three representatives of Shelbourne Falcon on the seven-person board of directors that governs RL Venture. All 11 hotels are managed by our wholly owned subsidiary, Red Lion Hotels Management, Inc., under an initial five-year management contract, with three five-year extensions. In connection with Shelbourne Falcon’s investment in the joint venture, we issued to Shelbourne five-year warrants to acquire 442,533 shares of common stock at $6.78 per share.

RL Venture has agreed to pay to Shelbourne an investor relations fee each month equal to 0.50% of RL Venture’s total aggregate revenue. During the year ended December 31, 2016, the amount of the investor relations fee paid to Shelbourne for RL Venture was $366,000.

RL Venture has also agreed to pay CPA Development, LLC, an affiliate of Columbia Pacific, a construction management fee of $200,000. During the year ended December 31, 2016, RL Venture paid $78,000 of this fee.

In May 2015, we entered into a management agreement with Columbia Woodlake LLC, the owner of Red Lion Hotel Woodlake Conference Center Sacramento. Alexander Washburn, a member of our Board, is a manager and 50% owner of Columbia Pacific Advisors, LLC, the entity that serves as the managing member of Columbia Woodlake LLC. During the year ended December 31, 2016, we recognized management fee and brand marketing fee revenue from Columbia Woodlake LLC of $107,000. On December 12, 2016 Columbia Woodlake LLC permanently closed the Red Lion Hotel Woodlake.

Effective March 29, 2016, our wholly owned subsidiary, Red Lion Hotels Management, Inc., entered into a one-year contract to manage the Hudson Valley Resort and Spa, a hotel located in Kerhonkson, New York. The hotel is owned by HNA Hudson Valley Resort & Training Center LLC, an affiliate of HNA RLH Investments LLC, one of our largest shareholders, and is controlled by HNA Group North America LLC, for which Enrico Marini Fichera, one of our directors, serves as the Head of Investments. Under that contract, our subsidiary is entitled to a monthly management fee equal to $8,333 or three percent of the hotel’s gross operating revenues, whichever is larger. During the year ended December 31, 2016, we recognized management fee revenue from HNA Hudson Valley Resort & Training Center LLC of $87,000.

On September 30, 2016, we completed our acquisition of the operating assets and assumption of certain liabilities (the “Assets”) relating to specified hotel brands and brand extensions from Thirty-Eight Street, Inc. (“TESI”), Vantage Hospitality Group, Inc. (“Vantage Hospitality”) and certain other parties, pursuant to an Asset Purchase Agreement dated September 13, 2016 (the “Purchase Agreement”). The Assets were acquired for $22.6 million in cash, after the working capital adjustment, and the issuance of 690,000 shares of the Company’s common stock. Of the cash consideration, $10.3 million (less approximately $250,000 that was placed into an indemnity escrow account) was paid to Vantage Hospitality, and the balance of $12.3 million was paid to TESI. The 690,000 shares of the Company’s common stock were issued to TESI. Pursuant to the Purchase Agreement’s post-closing contingent consideration provisions, additional consideration will be earned by TESI as of the first anniversary of the closing date in an aggregate amount of up to (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock. Additional consideration will also be earned by TESI as of the second anniversary of the closing date in an aggregate amount of up to (i) $3 million in cash and (ii) 276,000 shares of the Company’s common stock. The minimum cash payout at each of the first anniversary and the second anniversary is $1 million. The additional consideration is subject to full or partial accelerated payment under certain conditions specified in the Purchase Agreement. The Purchase Agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K we filed on September 14, 2016.

In connection with the acquisition of the Assets, our board appointed Bernard T. Moyle, 58, as our Executive Vice President and Chief Operating Officer and Roger J. Bloss as our Executive Vice President and President of Global Development.

We have been informed that each of Messrs. Bloss and Moyle holds 19.854% of the outstanding common shares of TESI. As a result, the approximate dollar value of each of their interests in the $12.3 million of cash consideration paid to or for the account of TESI is $2.4 million. Based on the $8.34 closing sale price for the Company’s common stock on the New York Stock Exchange on September 30, 2016, the approximate dollar value of each of their interests in the 690,000 shares of the Company’s common stock issued to TESI is $1.1 million. The approximate value of each of their interests in the $2 million of minimum additional consideration payable to TESI is $397,000. Each of them also has an interest in any additional consideration beyond the minimum that may be paid to TESI in the transaction, the value of which cannot be computed at this time. Aggregating the foregoing amounts, the approximate dollar value of each of their interests in the consideration payable to TESI is $3.9 million. All of the amounts disclosed in this paragraph assume that the dollar values of the interests of Messrs. Bloss and Moyle are equal to their percentage ownership of the common shares of TESI times the consideration being paid. There may be liabilities of TESI or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from the consideration payable to TESI being more or less than the amounts disclosed.

We also were informed that TESI holds 86.36%, and that each of Messrs. Bloss and Moyle holds 4.55%, of the outstanding common shares of Vantage Hospitality. As a result, the approximate dollar value of each of the interests of Messsrs. Bloss and Moyle in the $10.3 million of cash consideration paid to Vantage Hospitality is $2.2 million. This assumes that the dollar values of their interests are equal to their 4.55% direct ownership of the common shares of Vantage Hospitality, plus their 17.146% indirect ownership (19.854% of the common shares of TESI times the 86.36% of the common shares of Vantage Hospitality held by TESI), times the cash consideration paid to Vantage Hospitality. There may be liabilities of Vantage Hospitality or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from this consideration being more or less than $2.2 million.

Aggregating the amounts disclosed in the preceding two paragraphs, the approximate dollar value of each of the interests of Messsrs. Bloss and Moyle in the consideration payable in the transaction is $6.2 million. As stated above, there may be liabilities of TESI or Vantage Hospitality or other factors that could result in the actual monetary benefit derived by each of them from this consideration being more or less than $6.2 million.

In addition, in connection with the acquisition of the Assets from Vantage Hospitality and TESI, we entered into a transition services agreement with Vantage Hospitality, under which we provide accounting and transition services on behalf of Vantage Hospitality and TESI from October 1, 2016 through June 30, 2017. Vantage Hospitality was billed $75,000 for these services in 2016.

Except as disclosed above, no related party transactions occurred during 2016 other than transactions that were deemed to be automatically pre-approved under the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, our compensation committee consisted of Raymond R. Brandstrom, Chairman, James P. Evans, and David J. Johnson.

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers served as a director of another entity that has an executive officer who serves on our Board.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be considered for inclusion in the proxy statement and proxy for our 2018 Annual Meeting of Shareholders must be received by us on or prior to December 21, 2017.

A shareholder of record, who intends to submit a proposal at the 2018 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement or proxy, or who intends to submit one or more nominations for directors at the meeting, must provide us prior written notice. Written notice of any such proposal or nominations should be addressed to our Secretary and received at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201 not later than December 21, 2017. The written notice must satisfy certain requirements specified in our By-Laws, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. A complete copy of our By-Laws will be sent to any shareholder upon written request to our Secretary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling our Secretary, 201 West North River Drive, Suite 100, Spokane, Washington 99201 ((509) 459-6100).

APPENDIX A

Corporate Governance Guidelines Regarding Director Qualifications

Director Qualification Standards

1.	The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at our company’s annual meeting of shareholders.

2.	In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company.

3.	Independent Directors must comprise a majority of the Board.

4.	A director will not be an “Independent Director” if any of the following situations set forth in the following categories apply:

(a)	the director has been an employee of our company, or any of its consolidated subsidiaries, during the last three years, or the director has an Immediate Family Member who is, or who has been during the last 3 years, an executive officer of our company;

(b)	the director or the director’s Immediate Family Member has received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)	(i) the director is a current partner or employee of a firm that is our company’s independent auditor, (ii) the director has an immediate Family Member who is a current partner of such a firm, (iii) the director has an Immediate Family Member who is a current employee of such a firm and personally works on our company’s audit, or (iv) the director or an Immediate Family Member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

(d)	the director or the director’s Immediate Family Member is, or during the last three years, has been, part of an interlocking directorate in which a current executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employed the director (or any of his or her Immediate Family Members) as an executive officer;

(e)	the director is a current employee, or the director’s Immediate Family member is a current executive officer of a company that makes payments to, or receives payments (exclusive of charitable contributions that the Company discloses on its website or in its annual proxy statement) from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company;

(f)	the director has a material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company, or any of its consolidated subsidiaries. For this purpose, “material relationship” is defined as one in which the person, or an entity of which the director (or the director’s Immediate Family Member) is an employee, makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	A member of the Audit Committee may not receive consulting, advisory or other compensatory fees from our company, or any of its consolidated subsidiaries, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board (compensatory fees do not include the receipt of fixed amounts under a retirement plan (including deferred compensation) for prior service with our company or any of its consolidated subsidiaries, provided that such compensation is not contingent in any way on continued service).

(b)	No member of the Audit Committee may be an “affiliated person” of our company, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	The number of boards on which a director may sit may be reviewed on a case-by-case basis by the Board.

7.	The Board has not established term limits for directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing our company to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into our company and its operations, thereby increasing their contributions to our company. However, in order to promote both continuity and turnover, and to further the expectation that Board members will be very actively involved in both the affairs of our company and the communities which our company serves, the Board will normally not nominate a person who would be serving on the Board after the age of 75.

8.	Each director shall be obligated to notify the Chairman of the Board of our company promptly upon learning of any fact which causes such director not to be considered an Independent Director, as set forth in paragraph 4 above, or if any entity of which such director is an officer or director becomes a competitor of our company. The Nominating and Corporate Governance Committee shall review the situation and make a prompt recommendation to the Board.

A-2

APPENDIX B

Provisions of By-Laws Regarding Director Nominations

Section 3.3 Nominations and Qualifications of Directors.

(1)	Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 3.3.

(2)	If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the Principal Office (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the Corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the delivery to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(3)	A shareholder’s notice to the Secretary under Section 3.3(2) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person and (iv) if the Corporation at such time has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 3.3(2) shall (A) set forth (i) the name and address, as they appear on the Corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a statement in the form of a record, executed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the Corporation if elected at the annual meeting.

(4)	The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 3.3(2). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 3.3(3) in any material respect, the Secretary of the Corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 3.3(3) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

(5)	Notwithstanding the procedures set forth in Section 3.3(4), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 3.3 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his or her sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

(6)	All directors of the Corporation shall be at least twenty-one years of age. Directors need not be shareholders or residents of the State of Washington. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

B-2

APPENDIX C

2017 RLHC EXECUTIVE OFFICERS BONUS PLAN

Purpose

RLHC is committed to compensating employees through comprehensive and competitive pay packages that include base salary, bonus programs, incentive plans, competitive benefits plans, and reward and recognition programs. These programs are designed to motivate employees to exceed performance expectations in support of the company’s business objectives.

The Executive Officers Bonus Plan (“Plan”) provides the opportunity for annual bonus payments to the contributors who drive the successful attainment of company goals. The success of the company relies on many factors. Adjusted EBITDA is the main driver behind this plan, however; our success also depends on department and individual goals.

Plan Year

January 1, 2017 to December 31, 2017

Eligible Employees; Target Bonus and Maximum Bonus

Eligible Employees	Target Bonus	Maximum Bonus
Executive Vice President	50% of Base Salary	80% of Base Salary
Chief Financial Officer	70% of Base Salary	112% of Base Salary
Chief Executive Officer	100% of Base Salary	160% of Base Salary

An employee must hold one of the above positions at the beginning of the Plan Year to be eligible to participate in this Plan. Transfers to an ineligible position that occurs after the Plan Year will not affect any bonus earned during the Plan Year. Position transfers that occur during the Plan year may result in a pro-rated bonus amount for each position based upon the target bonus amount and the achievement of bonus criteria for each position.

Plan Components

Whether a participant will receive a bonus under the Plan depends on the extent to which the following goals are achieved:

(1)	A company goal based on target Adjusted EBITDA for 2017 (“Target Adjusted EBITDA”);

(2)	One or more department goals based on applicable division or department performance such as gross operating profit; revenues from group business; RevPar growth; increase in RevPar index; improvement in customer service competitive quality index; associate engagement; and addition of franchised and managed hotels to RLHC’s system of hotels; and

(3)	One or more individual goals such as execution of growth initiatives or other corporate strategic goals and/or personal development.

The department and individual goals are established by the CEO and Compensation Committee.

Bonus Calculation

For purposes of calculating the bonuses, if any, due under this Plan, the company goal achievement (“EBITDA Goal Achievement”) will be the fraction (expressed as a percentage) determined by dividing (i) RLHC’s 2017 Adjusted EBITDA, as disclosed in the 2017 Form 10-K, by (ii) Targeted Adjusted EBITDA. There will be no bonus payout to the participants under this calculation unless this percentage exceeds 87.8%.

The EBITDA Goal Achievement percentage will determine the tentative payouts, if any, to which the participants are entitled, as set forth in or determined from the following applicable table:

	EBITDA Goal Achievement	Target Multiplier(1)	Tentative EVP Payout: % of base salary	Tentative CFO Payout: % of base salary	Tentative CEO Payout: % of base salary
Maximum	120%	160%	80%	112%	160%
	115%	145%	72.5%	101.5%	145%
	110%	130%	65%	91%	130%
	105%	115%	57.5%	80.5%	115%
Target	100%	100%	50%	70%	100%
	97.85%	93.55	46.775%	65.485	93.55%
	95.70%	87.10%	43.55%	60.97%	87.10%
	93.55%	80.65%	40.325%	56.455%	80.65%
Budget	91.4%	74.2%	37.1%	51.94%	74.2%
	90.2%	57.8%	28.9%	40.46	57.8%
	89.0%	41.4%	20.7%	28.98	41.4%
Threshold	87.8%	25%	12.5%	17.5%	25%

(1)	The Target Multiplier and tentative payout percentages will be linearly interpolated for EBITDA Goal Achievement percentages that are between any two percentages shown in the table.

If a participant achieves both his department and individual goals, he will be entitled to a payout (“Full Payout”) equal to the percentage of base salary determined from the above table for the RLHC EBITDA Goal Achievement percentage. If the participant achieves less than all of his department and individual goals, he will be entitled to between 80% and 99% of the Full Payout. If the participant achieves neither his department nor his individual goals, then he will be entitled to 80% of the Full Payout.

Clawback

A participant who receives a bonus under the Plan will be required to repay the bonus to RLHC to the extent required by (i) any “clawback” or recoupment policy adopted by RLHC to comply with the requirements of any applicable laws, rules or regulations, or (ii) any applicable law, rule or regulation that imposes mandatory recoupment.

Administration

The Director of Compensation and Benefits, EVP HR, and CFO will administer the Plan.

Calculation, Approval and Payment

As soon as the necessary information is available following the end of the Plan Year, the EVP HR and the VP, Accounting will complete the bonus calculations for each participant and submit them to the CFO for review and approval. Once approved by the CFO, he will submit the bonus calculations to the Compensation Committee for final approval. Upon Compensation Committee approval, the CFO will provide the payment information to the VP, Accounting and EVP, HR for recordkeeping, who will in turn submit it to the payroll office for payments. Payments will be made to participants as soon as administratively possible following the end of the bonus period. Typically, payments are approved following the February Board meeting and paid as soon as practical thereafter. Calculations are based on the base salary of the participant on the last day of the Plan Year.

C-2

Effect of Change in Employment Status/Termination

Leaves of Absences: To the extent a participant qualifies for an approved leave of absence, that participant’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full Plan Year.

Terminations: Bonuses for this Plan are not earned or vested until they are approved by the Compensation Committee and paid. Any bonuses earned will be determined and paid on or before March 31, 2018. To encourage continued employment with RLHC, participants must be employed as of the date of payout in order to earn a bonus. Therefore, any participant whose employment terminates prior to the date of payout will not earn, vest in, or receive a bonus.

General Provisions

There is an overriding discretionary analysis of each participant’s eligibility to receive a bonus. Even though an individual might earn a bonus based on the terms of this Plan, a bonus can be adjusted up or down or not paid entirely in the sole discretion of the Compensation Committee Directors. For example a bonus may be adjusted down for overall substandard work performance of the participant, including, but not limited to the below. For example, if a participant fails to follow company policy and procedures, exposes the company to legal liability, exhibits inappropriate behavior, withholds information, or does not adequately follow through on critical incidents, he or she may be disqualified from receiving a bonus. Other disqualifiers may include unacceptable performance against established performance objectives, unacceptable scores on internal audit processes (e.g., HR, Accounting, Risk Management, Internal Audit, Quality Assurance), or poor associate or customer satisfaction scores.

Notwithstanding anything to the contrary in this Plan, individual bonus payments may be deferred, partially paid or withheld in their entirety, at the sole discretion of the Compensation Committee, in consideration of the overall best interests of the company. RLHC reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in the Plan does not create any entitlement to continued employment and does not alter the at-will status of participants. This Plan will be governed and construed in accordance with the laws of the state of Washington.

This Plan supersedes all previous plans in existence and any past written or verbal communication to any participant regarding the terms of any incentive plan.

C-3

APPENDIX D

RED LION HOTELS CORPORATION

FIRST AMENDMENT TO

2015 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT to the Red Lion Hotels Corporation 2015 Stock Incentive Plan is adopted effective as February 8, 2017 (the “Amendment Date”) by Red Lion Hotels Corporation, a Washington corporation (the “Company”).

RECITALS

A.The Company has adopted the Red Lion Hotels Corporation 2015 Stock Incentive Plan (the “Plan”).

B.The Company desires to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.1. Section 4.1 of the Plan is hereby deleted and replaced in its entirety with the following:

4.1. Share Reserve. Subject to the provisions of Section 12.1 relating to adjustments upon changes in Common Stock, the shares that may be issued pursuant to Awards shall consist of the Company’s authorized but unissued Common Stock, and the maximum aggregate amount of such Common Stock that may be issued upon exercise of all Awards under the Plan shall be 2,900,000 shares, any or all of which may be used for Incentive Stock Options. Shares of Common Stock that are subject to tandem Awards shall be counted only once.

2. Section 4.2. Section 4.2 of the Plan shall be amended by adding the following sentence to the end of that section:

The following shares of Common Stock will not revert to and will not become available again for issuance under the Plan: (i) any shares of Common Stock tendered in payment of the exercise price of an Option; and (ii) any shares of Common Stock withheld by the Company or shares tendered to satisfy any tax withholding obligation with respect to an Award.

3. Section 13.6. A new Section 13.6 shall be added to the Plan to read as follows:

13.6 Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, any Award granted pursuant to this Plan shall be subject to (i) the Company’s executive Compensation Clawback Policy relating to recoupment or clawback of Participant’s compensation, (ii) any other “clawback” or recoupment policy adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, or (iii) any applicable law, rule or regulation that imposes mandatory recoupment.

4. Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the Amendment Date.

RED LION HOTELS CORPORATION

By:	/s/ Gregory T. Mount
Gregory T. Mount, President and CEO

APPENDIX E

SECOND AMENDMENT

TO

RED LION HOTELS CORPORATION

2008 EMPLOYEE STOCK PURCHASE PLAN

THIS SECOND AMENDMENT to the Red Lion Hotels Corporation 2008 Employee Stock Purchase Plan is adopted effective as of February 8, 2017 (the “Amendment Date”), by Red Lion Hotels Corporation, a Washington corporation (the “Company”).

RECITALS

A. The Company has adopted the Red Lion Hotels Corporation 2008 Employee Stock Purchase Plan, as amended by First Amendment effective January 1, 2010 (the “Plan”).

B. The Company desires to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4. Section 4 of the Plan is hereby amended by deleting the last sentence thereof and substituting the following in its place:

The aggregate number of shares of Common Stock that may be purchased by Eligible Employees pursuant to the Plan is 600,000, subject to adjustment as provided in Section 13.

2. Section 5. Section 5 of the Plan is hereby amended by deleting the first sentence thereof and substituting the following in its place:

The Common Stock shall be offered under the Plan during consecutive six month periods (the “Purchase Periods”) until the Plan’s termination.

3. Section 17.1. Section 17.1 of the Plan is hereby amended by deleting the first two sentences thereof and substituting the following in their place:

The Plan may be terminated at any time by the Board, but, except as provided in Section 14, such termination shall not affect the right of any Participant to purchase shares under the Plan at the end of the Purchase Period in progress at the time of termination.

4. Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the Amendment Date.

RED LION HOTELS CORPORATION

By:	/s/ Gregory T. Mount
Gregory T. Mount, President and CEO

ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 25, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 25, 2017:

The Notice of Meeting, Proxy Statement, Proxy Card and 2016 Annual Report

are available at http://investor.shareholder.com/rlhcorp/annuals-proxies.cfm

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

⬛ 00033333333333343300 9	052517

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:

•      “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1

•      “FOR” PROPOSALS 2, 3, 4, 6 AND 7

•      “1 YEAR” ON PROPOSAL 5

•      IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors recommends a vote “FOR ALL NOMINEES” listed in Proposal 1, “FOR” Proposals 2, 3, 4, 6 and 7, and “1 YEAR” on Proposal 5.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS:

RAYMOND R. BRANDSTROM

JAMES P. EVANS

ENRICO MARINI FICHERA

JOSEPH B. MEGIBOW

GREGORY T. MOUNT

BONNY W. SIMI

MICHAEL VERNON

ALEXANDER WASHBURN

ROBERT G. WOLFE

			FOR ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
		2. RATIFICATION OF SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.	☐	☐	☐

		3. APPROVAL OF THE 2017 RLHC EXECUTIVE OFFICERS BONUS PLAN.	☐	☐	☐

		4. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐
		1 year	2 years	3 years	ABSTAIN
		5. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. ☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN
		6. APPROVAL OF FIRST AMENDMENT TO 2015 STOCK INCENTIVE PLAN.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	7. APPROVAL OF SECOND AMENDMENT TO 2008 EMPLOYEE STOCK PURCHASE PLAN.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 25, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 25, 2017:
The Notice of Meeting, Proxy Statement, Proxy Card and 2016 Annual Report are available at http://investor.shareholder.com/rlhcorp/annuals-proxies.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

        ⬛    00033333333333343300    9

052517

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:

•      “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1

•      “FOR” PROPOSALS 2, 3, 4, 6 AND 7

•      “1 YEAR” ON PROPOSAL 5

•      IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors recommends a vote “FOR ALL NOMINEES” listed in Proposal 1, “FOR” Proposals 2, 3, 4, 6 and 7, and “1 YEAR” on Proposal 5.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS:

RAYMOND R. BRANDSTROM

JAMES P. EVANS

ENRICO MARINI FICHERA

JOSEPH B. MEGIBOW

GREGORY T. MOUNT

BONNY W. SIMI

MICHAEL VERNON

ALEXANDER WASHBURN

ROBERT G. WOLFE

			FOR ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
		2. RATIFICATION OF SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.	☐	☐	☐

		3. APPROVAL OF THE 2017 RLHC EXECUTIVE OFFICERS BONUS PLAN.	☐	☐	☐

		4. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐
		1 year	2 years	3 years	ABSTAIN
		5. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. ☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		6. APPROVAL OF FIRST AMENDMENT TO 2015 STOCK INCENTIVE PLAN.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	7. APPROVAL OF SECOND AMENDMENT TO 2008 EMPLOYEE STOCK PURCHASE PLAN.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

1                    ⬛

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephoning 1-800-PROXIES, or going to WWW.VOTEPROXY.COM, and following the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby constitutes and appoints Thomas L. McKeirnan and Gregory T. Mount, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated on the reverse side, all shares of Common Stock of Red Lion Hotels Corporation that the undersigned would be entitled to vote if present in person at the Annual Meeting of Shareholders of Red Lion Hotels Corporation to be held on Thursday May 25, at 9:00 a.m. local time at the RLHC Design Center at 1550 Market Street, Suite 500, Denver, Colorado 80202 and at any adjournments thereof, on all matters that may come before the meeting, including matters incident to the conduct of the meeting and any shareholder proposal omitted from the proxy statement and this proxy pursuant to the rules of the Securities and Exchange Commission.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

COMMENTS:

⬛ 1.1	14475 ⬛